Agreement and Plan of Merger

by and among

Landmark National Bank,

Landmark Bancorp, Inc.,

Citizens Bank, National Association

and

First Capital Corporation

August 1, 2013

i

ii

Agreement and Plan of Merger

This Agreement and Plan of Merger (this “Agreement”) is entered into as of this 1st day of August, 2013, (the “Agreement Date”) between Landmark National Bank, a national banking association (“Landmark”), Landmark Bancorp, Inc., a Delaware corporation and the owner of all of the outstanding stock of Landmark (“LBI”), and Citizens Bank, National Association, a national banking association (the “Bank”), and is joined in by First Capital Corporation, a Kansas corporation and the owner of all of the outstanding stock of the Bank (“First Capital”).

Recitals

A.           The parties to this Agreement desire to effect a merger of the Bank with and into Landmark, with Landmark being the resulting bank (the “Merger”).

B.           As a result of the Merger and at the time of the consummation thereof, each outstanding share of the capital stock of the Bank, which is comprised of one class of common stock (the “Bank Stock”), will be cancelled and converted solely into the right to receive cash in the amount and pursuant to the terms set forth in this Agreement.

C.           The Bank’s board of directors, acting pursuant to a resolution adopted by the vote of a majority of its directors and pursuant to the National Bank Act, as amended (the “National Bank Act”) has approved the Merger and this Agreement.

D.           First Capital, as the sole stockholder of the Bank, acting pursuant to a resolution adopted by it by written consent pursuant to the Kansas General Corporation Code, as amended (the “KGCC”), has approved the Merger and this Agreement, and First Capital’s board of directors has recommended approval of the same to the holders of record of its Class A Common Voting Stock, $1.00 par value per share (such stock, the “First Capital Stock” and such stockholders, the “First Capital Stockholders”).

E.           Landmark’s board of directors, acting pursuant to a resolution adopted by the vote of a majority of its directors and pursuant to the National Bank Act has approved the Merger and this Agreement.

F.           The parties desire to make certain representations, warranties and agreements in connection with the Merger and the other transactions contemplated by this Agreement and also agree to certain prescribed conditions to the Merger and other transactions.

Agreements

In consideration of the foregoing premises, which are incorporated herein by this reference, and the mutual promises, covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

Article 1
Definitions

Section 1.1           Definitions. The following terms, when used herein, shall have the following meanings.

(a)          “Adjustment Payment” shall have the meaning given such term in Section 2.6.

(b)          “Affiliate” of, or a Person “Affiliated” with, a specific Person shall mean a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified.

(c)          “Agreement” shall have the meaning given such term in the first paragraph hereof.

(d)          “Agreement Date” shall have the meaning given such term in the first paragraph hereof.

(e)          “Appraisal Value” shall mean, for the Overland Park Property and the Fort Scott Property, the value of the Overland Park Property or the Fort Scott Property as determined by an independent appraiser with experience in local markets retained for such purpose by the Bank and reasonably acceptable to Landmark, with the instructions to such appraiser mutually agreed upon by both Landmark and the Bank.

(f)          “ATM” shall mean automated teller machine.

(g)          “Bank” shall have the meaning given such term in the first paragraph hereof.

(h)          “Bank Benefit Plan” shall mean any: (i) qualified or nonqualified “employee pension benefit plan” (as defined in Section 3(2) of ERISA) or other deferred compensation or retirement plan or arrangement; (ii) “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) or other health, welfare or similar plan or arrangement; (iii) “employee benefit plan” (as defined in Section 3(3) of ERISA); (iv) equity-based plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation, restricted stock, restricted stock unit, phantom stock or similar plan) or other paid time off, compensation, severance, bonus, profit-sharing or incentive or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, and whether for the benefit of a single individual or more than one (1) individual; or (v) change in control agreement or material employment or severance agreement, in each case with respect to clauses (i) through (v) of this definition, to which contributions have at any time been made by the Bank, First Capital or any of their Affiliates or under which any employee, former employee, director, agent or independent contractor of the Bank, First Capital or any of their Affiliates or any beneficiary thereof is covered, is eligible for coverage or has benefit rights, and for which the Bank, First Capital or any of their Affiliates has liability.

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(i)          “Bank Employees” shall have the meaning given such term in Section 7.4(a).

(j)          “Bank Stock” shall have the meaning given such term in the recitals of this Agreement.

(k)          “Bank Financial Statements” shall have the meaning given such term in Section 3.6.

(l)          “Best Efforts” shall mean the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible, provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Merger.

(m)          “Book Value” shall mean, as for any asset or liability, the value of such asset or liability as reflected on the books and records maintained by the Bank in the Ordinary Course of Business in accordance with GAAP.

(n)          “Breach” shall mean with respect to a representation, warranty, covenant, obligation or other provision of this Agreement or any instrument delivered pursuant to this Agreement: (i) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation or other provision; or (ii) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation or other provision.

(o)          “Business Day” shall mean any day other than a Saturday, Sunday or a day on which banks in the State of Kansas are required to be closed in accordance with applicable law or regulation. Any action, notice or right that is to be taken or given or that is to be exercised or lapses on or by a given date that is not a Business Day may be taken, given or exercised and shall not lapse until the next Business Day following.

(p)          “Closing” shall have the meaning set forth in Section 2.4.

(q)          “Closing Balance Sheet” shall have the meaning set forth in Section 8.9.

(r)          “Closing Date” shall mean the date on which the Closing occurs.

(s)          “COBRA” shall have the meaning set forth in Section 3.16(k).

(t)          “Code” shall mean the Internal Revenue Code of 1986, as amended.

(u)          “Confidentiality Agreement” shall have the meaning given such term in Section 12.6.

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(v)         “Contract” shall mean any agreement, contract, obligation, promise or understanding (whether written or oral and whether express or implied) that is legally binding: (i) under which a Person has or may acquire any rights; (ii) under which such Person has or may become subject to any obligation or liability; or (iii) by which such Person or any of the assets owned or used by such Person is or may become bound.

(w)          “Contemplated Transactions” shall mean all of the transactions contemplated by this Agreement, including: (i) the Merger; (ii) the performance by Landmark, LBI, the Bank and First Capital of their respective covenants and obligations under this Agreement; (iii) Landmark’s acquisition of control of the Bank; and (iv) Landmark’s payment of the Merger Consideration in exchange for the cancellation of Bank Stock.

(x)          “Conveyed Property” shall have the meaning given such term in Section 5.12.

(y)          “Core Deposit Accounts” shall mean all Deposit Accounts excluding certificates of deposit with balances equal to or greater than $100,000 at the close of business on the Closing Date, all sweep accounts, all municipal or other governmental deposits where pledging is required, all brokered certificates of deposit and all internal and inter-company accounts (i.e. cashier’s checks, money orders, accounts payable, escrow accounts, etc.).

(z)          “CRA” shall mean the Community Reinvestment Act of 1977, as amended.

(aa)        “Deposit Accounts” shall mean all of the deposit products offered by the Bank and attributable to the Bank’s branches, including club, statement savings, checking, Money Market and NOW accounts, certificates of deposit, and IRAs.

(bb)        “Deposit Liabilities” shall mean all of the Bank’s obligations, duties and liabilities of every type and character relating to all Deposit Accounts on the Closing Date.

(cc)        “Deposit Premium” shall mean an amount equal to the sum of $300,000 plus three percent (3.0%) of the Core Deposit Accounts.

(dd)        “DOL” shall mean the U.S. Department of Labor.

(ee)         “Effective Time” shall have the meaning given such term in Section 2.4.

(ff)           “Employment Severance Agreements” shall mean the Employment Severance Agreements provided by First Capital and the Bank to Randall S. Edge, as President of First Capital and Vice Chairman and Chief Executive Officer of the Bank, and Brian Comstock, as Assistant Treasurer of First Capital and Chief Financial Officer of the Bank.

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(gg)        “Environmental Laws” shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations, and all common law concerning: (i) health, safety and sanitation; (ii) the protection of the environment or human health or welfare; (iii) the presence, investigation, correction, abatement, remedy, restoration or cleanup of a Hazardous Substance; (iv) the closure of a treatment, storage or disposal facility; (v) the use, storage, treatment, generation, transportation, processing, handling, production or disposal of a Hazardous Substance; (vi) the protection of the environment from spilled, released, discharged or deposited Hazardous Substances; or (vii) the reimbursement or contribution for the costs of responding to the presence of a Hazardous Substance, including the Federal Solid Waste Disposal Act, the Hazardous and Solid Waste Amendments, the Federal Clean Air Act, the Federal Clean Water Act, the Occupational Health and Safety Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 and the Superfund Amendments and Reauthorization Act of 1986, all as amended, and regulations of the Environmental Protection Agency and any state department of natural resources or state environmental protection agency now or at any time hereafter in effect.

(hh)        “Environmental Problem” shall have the meaning given such term in Section 5.5.

(ii)           “Estimation Date” shall have the meaning given such term in Section 2.5.

(jj)           “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(kk)         “Excluded Loans” shall have the meaning given such term in Section 3.12(h).

(ll)           “Family” shall mean with respect to an individual: (i) the individual; (ii) the individual’s spouse and former spouses; (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree; and (iv) any other natural person who resides with such individual.

(mm)       “FDIC” shall mean the Federal Deposit Insurance Corporation.

(nn)        “Federal Reserve” shall mean the Board of Governors of the Federal Reserve System.

(oo)        “FHLB” shall mean the Federal Home Loan Bank of Topeka.

(pp)        “Final Settlement Statement” shall have the meaning given such term in Section 2.6.

(qq)        “First Capital” shall have the meaning given such term in the first paragraph hereof.

(rr)          “First Capital Stock” shall have the meaning given such term in the recitals of this Agreement.

(ss)         “First Capital Stockholders” shall have the meaning given such term in the recitals of this Agreement.

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(tt)         “First Capital Written Consent” shall have the meaning given such term in Section 5.8(a).

(uu)        “Fixed Assets” shall mean the furniture, fixtures, equipment and other assets of the Bank, except for those assets that are included in the Conveyed Property.

(vv)        “Fort Scott Property” shall mean the real estate owned by the Bank located at US 69 Highway and 23rd Street in Fort Scott, Kansas.

(ww)       “FRB” shall mean the Federal Reserve Bank.

(xx)          “GAAP” shall mean generally accepted accounting principles in effect in the United States, applied on a consistent basis.

(yy)         “Hazardous Substance” shall mean a substance, contaminant, pollutant, chemical, material or waste which is considered to be hazardous or toxic under any Environmental Law.

(zz)          “Included Assets” shall have the meaning given such term in Section 2.5.

(aaa)       “Included Liabilities” shall have the meaning given such term in Section 2.5.

(bbb)      “Included Loans” shall mean the Loans excluding the Excluded Loans and including any Loans listed on Schedule 3.12(h) on the Estimation Date expressly agreed upon by Landmark to acquire.

(ccc)       “Indemnified Party” shall have the meaning given such term in Section 11.4.

(ddd)      “Indemnifying Party” shall have the meaning given such term in Section 11.4.

(eee)       “Intellectual Property Assets” shall have the meaning given such term in Section 3.21(g).

(fff)         “IRAs” shall mean individual retirement accounts.

(ggg)      “IRS” shall mean the Internal Revenue Service.

(hhh)      “KGCC” shall have the meaning given such term in the recitals of this Agreement.

(iii)          “Knowledge” with respect to:

(i)          an individual shall mean that such person will be deemed to have “Knowledge” of a particular fact or other matter if: (i) such individual is actually aware of such fact or other matter; or (ii) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the Ordinary Course of Business; and

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(ii)         a Person (other than an individual) shall mean that such Person will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving as a director, officer, partner, executor or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

(jjj)        “Landmark” shall have the meaning given such term in the first paragraph hereof.

(kkk)     “Landmark Benefit Plan” shall mean any: (i) qualified or nonqualified “employee pension benefit plan” (as defined in Section 3(2) of ERISA) or other deferred compensation or retirement plan or arrangement; (ii) “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) or other health, welfare or similar plan or arrangement; (iii) “employee benefit plan” (as defined in Section 3(3) of ERISA); (iv) equity-based plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation, restricted stock, restricted stock unit, phantom stock or similar plan) or other paid time off, compensation, severance, bonus, profit-sharing or incentive or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, and whether for the benefit of a single individual or more than one (1) individual; or (v) change in control agreement or material employment or severance agreement, in each case with respect to clauses (i) through (v) of this definition, to which contributions have at any time been made by Landmark or any Affiliate or under which any employee, former employee, director, agent or independent contractor of Landmark or any Affiliate or any beneficiary thereof is covered, is eligible for coverage or has benefit rights, and for which Landmark or any Affiliate has liability.

(lll)        “LBI” shall have the meaning given such term in the first paragraph hereof.

(mmm)  “Legal Requirement” shall mean any federal, state, local, municipal, foreign, international, multinational or other Order, constitution, law, ordinance, regulation, rule, policy statement, directive, statute or treaty.

(nnn)    “Loans” shall mean: (i) the Bank’s commercial, residential, mortgage, direct installment and consumer revolving loans, participation interests in the Bank’s commercial, residential, mortgage, direct installment and consumer revolving loans, municipal lease payment arrangements and industrial revenue bonds, all of which are listed on Schedule 3.12(b), as such schedule may be modified from time to time pursuant to Section 3.12(b); (ii) all overdrafts associated with the Deposit Liabilities and all agreements, if any, concerning such overdrafts; and (iii) all loan agreements, notes, security agreements, mortgages, financing statements, liens, guarantees, participation agreements and other documents relating thereto (collectively, “Loan Agreements”).

(ooo)    “Loan Agreements” shall have the meaning given such term in the definition of Loans.

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(ppp)    “Loan Debtor” shall mean an obligor or guarantor, including a third party pledgor, with respect to the Loan Agreements relating to a Loan.

(qqq)    “Material Adverse Effect” with respect to a Person (other than an individual) shall mean a material adverse effect (whether or not required to be accrued or disclosed under Accounting Standards Codification Topic 450, Contingencies): (i) on the condition (financial or otherwise), properties, assets, liabilities, businesses or results of operations of such Person; or (ii) on the ability of such Person to perform its obligations under this Agreement on a timely basis, provided, however, that a Material Adverse Effect with respect to any Person that is a party hereto shall not include: (i) a change with respect to, or effect on, that Person and its subsidiaries resulting from a change in law, rule, regulation, GAAP or regulatory accounting principles, as such would apply to the financial statements of such Person; (ii) a change with respect to, or effect on, that Person or any of its subsidiaries resulting from any other matter affecting depository institutions generally (including financial institutions and their holding companies) including changes in general economic conditions and changes in prevailing interest and deposit rates; and (iii) actions or omissions taken by that Person as required hereunder and actions or omissions by such Person with the prior written consent of the other parties hereto.

(rrr)       “Merger” shall have the meaning given such term in the recitals of this Agreement.

(sss)     “Merger Consideration” shall mean a cash payment calculated from the difference of: (i) (1) the Deposit Premium, plus (2) the Appraisal Value of the Overland Park Property and the Fort Scott Property minus the Book Value of the Overland Park Property and the Fort Scott Property; and (ii) the Prepayment Penalty.

(ttt)       “National Bank Act” shall have the meaning given such term in the recitals of this Agreement.

(uuu)    “New Plans” shall have the meaning given such term in Section 7.4(b).

(vvv)    “OCC” shall mean the Office of the Comptroller of the Currency.

(www)  “Order” shall mean any award, decision, injunction, judgment, order, ruling, extraordinary supervisory letter, policy statement, memorandum of understanding, resolution, agreement, directive, subpoena or verdict entered, issued, made, rendered or required by any court, administrative or other governmental agency, including any Regulatory Authority, or by any arbitrator.

(xxx)      “Ordinary Course of Business” shall include any action taken by a Person only if such action:

(i)          is consistent with the past customs and practices of such Person, including with respect to quantity and frequency, and is taken in the ordinary course of the normal day-to-day operations of such Person;

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(ii)         is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority), other than loan approvals for customers of a financial institution; and

(iii)        is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), other than loan approvals for customers of a financial institution, in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

(yyy)        “OREO” shall mean real estate owned by the Bank or an Affiliate of the Bank and designated as “other real estate owned.”

(zzz)        “Overland Park Property” shall mean the real estate owned by the Bank located at 8101 West 135th Street, Overland Park, Kansas, excluding any vacant lots at or adjacent to such address.

(aaaa)      “PBGC” shall mean the Pension Benefit Guaranty Corporation.

(bbbb)      “Permitted Exceptions” shall have the meaning given such term in Section 3.9.

(cccc)      “Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

(dddd)      “Preliminary Settlement Statement” shall have the meaning given such term in Section 2.5.

(eeee)      “Prepayment Penalty” shall mean the aggregate amount of the penalty for prepayment, as of the Closing Date, of the Bank’s obligations, duties and liabilities of every type and character relating to all advances from the FHLB.

(ffff)      “Proceeding” shall mean any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any judicial or governmental authority, including a Regulatory Authority, or arbitrator.

(gggg)      “Real Estate” shall mean all real estate owned by the Bank, excluding any OREO, any vacant lots located in Overland Park, Kansas, or Pittsburg, Kansas, the Fort Scott Property and the Overland Park Property.

(hhhh)      “Regulatory Authorities” shall mean any federal, state or local governmental body, agency or authority that, under applicable statutes and regulations: (i) has supervisory, judicial, administrative, police, taxing or other power or authority over Landmark, LBI, the Bank or First Capital; (ii) is required to approve, or give its consent to, the Merger; or (iii) with which a filing must be made in connection therewith, including in any case, the FDIC, the Federal Reserve and the OCC.

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(iiii)      “Representative” shall mean with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

(jjjj)      “Resulting Bank” shall have the meaning given such term in Section 2.1.

(kkkk)  “Schedules” shall have the meaning given such term in Section 1.2(b).

(llll)      “Stockholder Written Consent” shall have the meaning given such term in Section 5.8(b).

(mmmm)  “Subsequent Bank Financial Statements” shall have the meaning given such term in Section 5.4.

(nnnn)     “Tax” shall mean any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Regulatory Authority or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

(oooo)     “Tax Allocation” shall have the meaning given such term in Section 2.13.

(pppp)     “Tax Return” shall mean any return (including any informational return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Regulatory Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

(qqqq)     “Termination Date” shall mean March 31, 2014, or such other date as shall have been agreed to in writing by the Bank and Landmark.

(rrrr)         “Threatened” shall mean a claim, Proceeding, dispute, action or other matter for which any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

(ssss)       “Threshold Amount” shall have the meaning given such term in Section 11.3.

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Section 1.2           Principles of Construction.

(a)          In this Agreement, unless otherwise stated or the context otherwise requires, the following uses apply: (i) actions permitted under this Agreement may be taken at any time and from time to time in the actor’s reasonable discretion; (ii) references to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or successor, as in effect at the relevant time; (iii) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to, but excluding”; (iv) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality; (v) indications of time of day mean Manhattan, Kansas time; (vi) “including” means “including, but not limited to”; (vii) all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified; (viii) all words used in this Agreement will be construed to be of such gender or number as the circumstances require; (ix) the captions and headings of articles, sections, schedules and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and (x) any reference to a document or set of documents in this Agreement, and the rights and obligations of the parties under any such documents, shall mean such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof.

(b)          Unless otherwise specified herein, all references in this Agreement to schedules are to the disclosure schedules of the Bank or First Capital, as applicable, attached to and made part of this Agreement (the “Schedules”). The Schedules consist of the agreements, lists, instruments and other documentation described or referred to in this Agreement with respect to the Bank or First Capital, as applicable. Any item or matter disclosed on any Schedule shall be deemed to be disclosed for all purposes on all other Schedules, to the extent that it should have been disclosed on such other Schedule, to the extent that sufficient details are set forth so that the purpose for which disclosure is made is reasonably clear. The Bank and First Capital each acknowledge that: (i) the Schedules may include items or information that the other parties are not required to disclose under this Agreement; (ii) disclosure of such items or information shall not affect, directly or indirectly, the interpretation of this Agreement or the scope of the disclosure obligation of any party under this Agreement; and (iii) inclusion of information in the Schedules shall not be construed as an admission that such information is material to the disclosing party. If there is any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

(c)          All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

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(d)          With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

Article 2
The Merger

Section 2.1           The Merger. Provided that this Agreement shall not have been terminated in accordance with its express terms, upon the terms and subject to the conditions of this Agreement and in accordance with applicable Legal Requirements, including the receipt of all requisite regulatory and stockholder approvals, at the Effective Time, the Bank shall be merged with and into Landmark pursuant to the provisions of, and with the effects provided in, the National Bank Act, including 12 U.S.C. § 215a, the separate existence of the Bank shall thereupon cease, and Landmark shall be the resulting bank in the Merger (the “Resulting Bank”).

Section 2.2           Manner of Merger. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person, the Bank Stock shall be converted into the right to receive the Merger Consideration.

Section 2.3           Rights as Stockholder; Stock Transfers. At the Effective Time, First Capital shall cease to be, and shall have no rights as, a stockholder of the Bank, other than to receive the Merger Consideration. All rights to receive the Merger Consideration in exchange for shares of Bank Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to all outstanding Bank Stock. After the Effective Time, there shall be no transfers on the stock transfer books of the Bank or the Resulting Bank of shares of Bank Stock. At Closing, Landmark shall pay the Merger Consideration, calculated based on the Preliminary Settlement Statement pursuant to Section 2.5, to First Capital by wire transfer of immediately available funds.

Section 2.4           Closing; Effective Time. The closing of the Merger (the “Closing”) shall occur on a date that is mutually agreed upon by the parties; provided that, in the absence of an agreement, the Closing shall occur as soon as practicable following the date on which the conditions set forth in Article 8 and Article 9 have been satisfied or waived, but in no event later than the tenth (10th) Business Day of the calendar month following the calendar month in which such date occurs. The Closing shall occur through the mail or at a time and place that is mutually acceptable to Landmark and the Bank, or if they fail to agree, at 10:00 a.m. at the main office of Landmark. Subject to the provisions of Article 10, failure to consummate the Contemplated Transactions on the date and time and at the place determined pursuant to this Section will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement. The Merger shall become effective following satisfaction of all requirements of law and other conditions specified in this Agreement, or on such other date and time as may be agreed upon by the parties hereto, and in either case as set forth in an approval letter from the OCC to Landmark (the “Effective Time”).

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Section 2.5           Preliminary Settlement Statement. To facilitate the Closing, the parties agree that the payment made on the Closing Date pursuant to Section 2.3 shall be computed based upon the aggregate balance of the Deposit Premium based upon the Core Deposit Accounts as of the close of business on that day which is no earlier than five (5) Business Days preceding the Closing Date (the “Estimation Date”), the Appraisal Value and Book Value of each of the Overland Park Property and the Fort Scott Property, and the Prepayment Penalty, as estimated as of the Closing Date. On the Estimation Date, the Bank shall also determine the values of, as of the Closing Date, and set forth on the Preliminary Settlement Statement: (a) the assets to be held by the Bank after the distribution to First Capital pursuant to Section 5.12 (which shall include, but are not limited to, (i) the Book Value of the Included Loans (including accrued but unpaid interest and late charges), (ii) all cash on hand at the Bank, (iii) the Book Value of the Fixed Assets, (iv) the Book Value of the Real Estate, (v) the Book Value of the Overland Park Property and the Fort Scott Property, (vi) the Book Value of any miscellaneous assets that Landmark agrees to own following the Merger and (vii) the Book Value of any investment securities owned by the Bank that Landmark agrees to own following the Merger (collectively, the assets underlying the values set forth in (i) through (vii), the “Included Assets”)); and (b) the liabilities to be held by the Bank after the assumption or discharge of the liabilities pursuant to Section 5.14 (which shall include, but are not limited to, (x) the aggregate balance of all Deposit Liabilities (including any interest or earnings accrued but not yet credited on or to the Deposit Liabilities), (y) the aggregate balance of any FHLB advances and (z) the amount of any miscellaneous liabilities that Landmark agrees to assume following the Merger (collectively, the liabilities underlying the values set forth in (x) through (z), the “Included Liabilities”)). It is understood that as of the Estimation Date, the value of the Included Assets shall equal the value of the Included Liabilities. Further, it is understood that those assets of the Bank that do not constitute Included Assets shall be included as Conveyed Property in Schedule 5.12, as updated on the Estimation Date, and distributed to First Capital pursuant to Section 5.12, and those liabilities that are not Included Liabilities shall be either assumed by First Capital or otherwise paid and satisfied by the Bank prior to the Merger pursuant to Section 5.14. Not less than three (3) Business Days prior to the Closing Date, the Bank shall deliver to Landmark a preliminary settlement statement in substantially the form set forth on Exhibit A (the “Preliminary Settlement Statement”), all backup schedules and information. Landmark shall notify the Bank of any objections Landmark has to the Preliminary Settlement Statement. Prior to Closing, the Bank and Landmark shall agree upon the information and calculations set forth on the Preliminary Settlement Statement. The Preliminary Settlement Statement shall be the basis of the payment to be made at Closing pursuant to Section 2.3, determining the Conveyed Property and determining the liabilities that will be assumed by First Capital or otherwise discharged by the Bank prior to the Merger.

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Section 2.6           Post-Closing Adjustments. Within fifteen (15) Business Days after the Closing Date, Landmark shall deliver to First Capital a final settlement statement in substantially the form set forth on Exhibit A (the “Final Settlement Statement”), that shall include appropriate post-closing adjustments based upon the actual Deposit Premium based upon the Core Deposit Accounts and the actual amount of the Prepayment Penalty as determined by the FHLB, and other complete information that was not available for inclusion in the Preliminary Settlement Statement. First Capital shall notify Landmark of any disputes with respect to the Final Settlement Statement within fifteen (15) Business Days of First Capital’s receipt thereof. The parties shall make an appropriate post-closing adjustment payment to reflect the difference, if any, between the amount calculated pursuant to the Final Settlement Statement and the amount calculated and paid pursuant to the Preliminary Settlement Statement (the “Adjustment Payment”). Interest on the amount of the Adjustment Payment for the period from the Closing Date to the date of the payment of the Adjustment Payment shall be due to the party receiving the Adjustment Payment. Interest shall be calculated at a rate equal to the average of the high and low bids for Federal Funds as reported in The Wall Street Journal, on the Closing Date or, if none, on the latest date immediately prior to the Closing Date on which such bids were reported in The Wall Street Journal.

Section 2.7           Articles of Association; Bylaws. At the Effective Time, the articles of association of Landmark in effect immediately prior to the Effective Time shall be the articles of association of the Resulting Bank. At the Effective Time, the bylaws of Landmark in effect immediately prior to the Effective Time shall be the bylaws of the Resulting Bank.

Section 2.8           Directors and Officers. The directors and officers of the Resulting Bank shall consist of the individuals serving as directors and officers of Landmark immediately prior to the Effective Time, until their successors have been duly elected or appointed in accordance with the bylaws of the Resulting Bank.

Section 2.9           Name and Place of Business. The business of the Resulting Bank shall be that of a national banking association. The Resulting Bank shall conduct this business under the name of “Landmark National Bank” at its main banking premises which shall be located at 701 Poyntz Avenue, Manhattan, Kansas 66502, and at its legally established branches.

Section 2.10         Landmark’s and LBI’s Deliveries at Closing. At the Closing, Landmark and LBI shall deliver the following items to the Bank:

(a)          the Merger Consideration, in immediately available funds;

(b)          copies of all required regulatory approvals;

(c)          copies of resolutions of LBI, as the sole stockholder of Landmark, and the board of directors of Landmark authorizing and approving this Agreement and the consummation of the Contemplated Transactions, certified as of the Closing by the Cashier or any Assistant Cashier of Landmark;

(d)          copies of resolutions of the board of directors of LBI authorizing and approving this Agreement and the consummation of the Contemplated Transactions, certified as of the Closing by the Secretary or any Assistant Secretary of LBI;

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(e)          certificate executed by the President or any Vice President of Landmark dated the Closing Date stating that: (i) the representations and warranties of Landmark set forth in this Agreement are true and correct in all material respects on the Closing Date (or such other date(s) as specified, to the extent any representation or warranty speaks as of a specific date); provided, however, that each of the representations and warranties in this Agreement that contains an express materiality qualification is true and accurate in all respects on the Closing Date (or such other date as specified); (ii) each and all of the covenants and agreements of Landmark to be performed or complied with at or prior to the Closing pursuant to this Agreement have been duly performed or complied with in all material respects by Landmark; provided, however, that each of the covenants in this Agreement that contains an express materiality qualification, has been performed or complied with in all respects at or prior to the Closing; and

(f)          such other documents as the Bank, First Capital or their counsel shall reasonably request.

All of such items shall be reasonably satisfactory in form and substance to the Bank and its counsel.

Section 2.11         The Bank’s and First Capital’s Deliveries at Closing. At the Closing, the Bank and First Capital shall deliver the following items to Landmark:

(a)          copies of all regulatory approvals allowing the Bank to dividend or otherwise distribute the Conveyed Property to First Capital;

(b)          a certificate of corporate existence for the Bank issued by the OCC dated not more than fifteen (15) Business Days prior to the Closing;

(c)          a copy of the articles of association of the Bank certified by the OCC and dated not more than fifteen (15) Business Days prior to the Closing;

(d)          a certificate of the Cashier or any Assistant Cashier of the Bank dated the Closing Date: (i) certifying a copy of the bylaws of the Bank; (ii) stating that there have been no further amendments to the articles of association of the Bank delivered pursuant to this Section; and (iii) stating that First Capital is the sole stockholder of the Bank;

(e)          copies of resolutions of the board of directors of First Capital authorizing and approving this Agreement and the consummation of the Contemplated Transactions, certified as of the Closing by the Secretary or any Assistant Secretary of First Capital;

(f)          copies of resolutions of First Capital, as the sole stockholder of the Bank, and the board of directors of the Bank authorizing and approving this Agreement and the consummation of the Contemplated Transactions, certified as of the Closing by the Cashier or any Assistant Cashier of the Bank;

(g)          a resignation effective as of the Closing from each of those directors of the Bank as may be requested by Landmark at least five (5) days prior to the Closing, in each such case from such individual’s position as a director of the Bank;

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(h)          a certificate executed by the Chairman or Chief Executive Officer of the Bank dated the Closing Date stating that: (i) the representations and warranties of the Bank set forth in this Agreement are true and correct in all material respects on the Closing Date (or such other date(s) as specified, to the extent any representation or warranty speaks as of a specific date); provided, however, that each of the representations and warranties in this Agreement that contains an express materiality qualification, is true and accurate in all respects on the Closing Date (or such other date as specified); and (ii) each and all of the covenants and agreements of the Bank to be performed or complied with at or prior to the Closing pursuant to this Agreement have been duly performed or complied with in all material respects by the Bank; provided, however, that each of the covenants in this Agreement that contains an express materiality qualification, has been performed or complied with in all respects at or prior to the Closing;

(i)          a certificate executed by the Secretary or any Assistant Secretary of First Capital dated the Closing Date stating that: (i) the representations and warranties of First Capital set forth in this Agreement are true and correct in all material respects on the Closing Date (or such other date(s) as specified, to the extent any representation or warranty speaks as of a specific date); provided, however, that each of the representations and warranties in this Agreement that contains an express materiality qualification, is true and accurate in all respects on the Closing Date (or such other date as specified); and (ii) each and all of the covenants and agreements of First Capital to be performed or complied with at or prior to the Closing pursuant to this Agreement have been duly performed or complied with in all material respects by First Capital; provided, however, that each of the covenants in this Agreement that contains an express materiality qualification, has been performed or complied with in all respects at or prior to the Closing;

(j)          non-compete agreements executed by each of Randall S. Edge and Brian Comstock, which shall be in full force and effect at Closing assuming Landmark pays the existing obligations under the Employment Severance Agreements; and

(k)          such other documents as Landmark, LBI or its counsel shall reasonably request.

All of such items shall be reasonably satisfactory in form and substance to Landmark and its counsel.

Section 2.12         Alternative Structure. Notwithstanding anything contained herein to the contrary, Landmark may request for any reasonable business, tax or regulatory purpose that the Bank and First Capital enter into transactions other than those described in this Agreement to effect the purposes of this Agreement, including the merger of the Bank with any other Affiliate of Landmark, or other exchange of the Merger Consideration for the outstanding Bank Stock, and if requested by Landmark, the parties to this Agreement shall take all action necessary and appropriate to effect, or cause to be effected, such transactions; provided, however, that no such proposed change in the structure of the Contemplated Transactions shall delay the Closing (if such a date has already been firmly established) by more than thirty (30) Business Days or adversely affect the economic benefits, the form of consideration or the tax effect of the Merger at the Effective Time to the Bank, First Capital or the First Capital Stockholders.

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Section 2.13         Tax Allocation. Landmark and the Bank agree that the Merger Consideration and the amount of Included Liabilities shall be allocated among the assets of the Bank on the basis of an allocation (the “Tax Allocation”) to be consistent with Section 1060 of the Code and as mutually agreed upon by Landmark, the Bank and First Capital prior to the Closing. The parties will report (including with respect to the filing of Forms 8594 with the IRS) the sale and purchase for all tax purposes in a manner consistent with the Tax Allocation and will not, in connection with the filing of any Tax Return, make any allocation of the consideration payable hereunder that is contrary thereto. The parties will consult with one another with respect to any tax audit, controversy, or litigation relating to the Tax Allocation and IRS Forms 8594.

Section 2.14         Absence of Control. Subject to any specific provisions of this Agreement, it is the intent of the parties to this Agreement that none of Landmark, the Bank or First Capital by reason of this Agreement shall be deemed (until consummation of the Merger) to control, directly or indirectly, any other party and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of any such other party.

Article 3
Representations and Warranties of the Bank And First Capital

The Bank and First Capital, jointly and severally, hereby represent and warrant to Landmark that the following are true and correct as of the Agreement Date, and will be true and correct as of the Effective Time (or such other date(s) as specified, to the extent any representation or warranty speaks as of a specific date):

Section 3.1           Bank Organization. The Bank is a nationally-chartered bank duly organized, validly existing and in good standing under the laws of the United States. Except as set forth on Schedule 3.1, the Bank has no subsidiaries. The Bank has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary. The Bank has delivered or made available to Landmark copies of the Bank’s articles of association and bylaws and all amendments thereto, each of which are true, complete and correct, and in full force and effect as of the Agreement Date.

Section 3.2           First Capital Organization. First Capital is a Kansas corporation duly organized, validly existing and in good standing under the laws of the state of Kansas and in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary. First Capital is registered with the Federal Reserve as a bank holding company under the Bank Holding Company Act of 1956, as amended. First Capital has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. First Capital has delivered or made available to Landmark copies of First Capital’s articles of incorporation and bylaws and all amendments thereto, each of which are true, complete and correct, and in full force and effect as of the Agreement Date.

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Section 3.3           Authorization; Enforceability.

(a)          Subject to the receipt of any and all necessary regulatory approvals, the Bank and First Capital have the requisite power and authority to enter into and perform their respective obligations under this Agreement. The execution, delivery and performance of this Agreement and the Merger have been duly authorized by all necessary corporate action on the part of the Bank and First Capital, subject to the receipt of the First Capital Written Consent and the Stockholder Written Consent, and this Agreement is a legal, valid and binding obligation of both the Bank and First Capital enforceable against the Bank and First Capital in accordance with its terms, except to the extent enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in equity or at law).

(b)          Except for ordinary corporate requirements, no “business combination,” “moratorium,” “control share” or other state anti-takeover statute or regulation or any provisions contained in the articles of incorporation, articles of association or bylaws (or similar organizational documents) of the Bank or First Capital: (i) prohibits or restricts either the Bank’s or First Capital’s ability to perform its respective obligations under this Agreement, or its ability to consummate the Contemplated Transactions; (ii) would have the effect of invalidating or voiding this Agreement, or any provision hereof; or (iii) would subject Landmark to any material impediment or condition in connection with the exercise of any of its rights under this Agreement. The board of directors of First Capital has unanimously approved the execution of, and performance by First Capital of its obligations under, this Agreement. The execution of, and performance by the Bank of its obligations under, this Agreement have been unanimously approved by the board of directors of the Bank and by First Capital, as sole stockholder of the Bank.

Section 3.4           Conflicts. Subject to the receipt of any and all necessary regulatory approvals and required consents and except as may be set forth in Schedule 3.4, the execution, delivery and performance of this Agreement by the Bank and First Capital and the consummation of the Contemplated Transactions will not conflict with, result in the breach of, constitute a violation or default or result in the acceleration of payment or other obligations under, or create a lien, charge or encumbrance under, any of the provisions of the Bank’s articles of association or bylaws, First Capital’s articles of incorporation or bylaws, any judgment, decree or Order, Legal Requirement, or any agreement, Contract or instrument to which the Bank or First Capital is subject, in any case where such conflict, breach, violation, default, acceleration or lien would have a Material Adverse Effect on the Bank’s or First Capital’s ability to perform their obligations hereunder.

Section 3.5           Capitalization.

(a)          The authorized capital stock of the Bank currently consists, and at the Closing will consist, exclusively of 200,000 shares of the Bank Stock, all of which shares are duly issued, fully paid, nonassessable and owned by First Capital. All of the issued and outstanding shares of the First Capital Stock, all of which shares are duly issued, fully paid, and nonassessable, are owned solely by H. Dean Mann, and the First Capital Stock is the only class of capital stock of First Capital that is entitled to voting rights.

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(b)          None of the shares of the Bank Stock have been issued in violation of any federal or state securities laws or any other Legal Requirement. No shares of Bank Stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by the Bank and no dividends or other distributions payable in any equity securities of the Bank have been declared, set aside, made or paid. To the Knowledge of the Bank and First Capital, none of the shares of authorized capital stock of the Bank are, nor immediately prior to the Closing will they be, subject to any claim of right inconsistent with this Agreement. There are, as of the Agreement Date, except as provided in this Section, no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls or other rights obligating the Bank or First Capital to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of the Bank or First Capital, and except as provided in this Section or otherwise disclosed in this Agreement, neither the Bank nor First Capital is a party to any Contract relating to the issuance, purchase, sale or transfer of any equity securities or other securities of the Bank. The Bank does not own or have any Contract to acquire any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business. First Capital and certain employees executed restrictive stock transfer agreements that require First Capital to repurchase shares subject to the terms of the agreements, including upon the separation of shareholder as employee or director of First Capital or its Affiliates. There are 33,675 shares that will be repurchased by First Capital under the terms of these shareholder agreements.

(c)          Other than the restrictive stock transfer agreements described in Section 3.5(b), there are no Contracts relating to the issuance, sale or transfer of any equity securities or other securities of First Capital. None of the outstanding equity securities of First Capital were issued in violation of the Securities Act of 1933, as amended, or any other law, rule or regulation.

Section 3.6           Financial Statements and Reports. True, correct and complete copies of the following financial statements have been, or, prior to Closing, will be, provided to Landmark:

(a)          Balance Sheets for the Bank as of December 31, 2012, and June 30, 2013; the related Statements of Income for the year ended December 31, 2012 and the six months ended June 30, 2013; and the Statements of Cash Flows and Statements of Changes in Stockholders’ Equity of the Bank for the year ended December 31, 2012.

(b)          Call Reports for the Bank as of the close of business on December 31, 2012, and for the six-month period ended June 30, 2013.

The financial statements in clause (a) above have been prepared in conformity with GAAP and comply in all material respects with all applicable laws, rules and regulations. The financial statements described in clause (b) above have been prepared on a basis consistent with past accounting practices and as required by applicable laws, rules and regulations and fairly present the Bank’s financial condition and results of operations at the dates and for the periods presented. Taken together, the financial statements described in clauses (a) and (b) above (collectively, the “Bank Financial Statements”) are complete and correct in all material respects and fairly and accurately present the respective financial position, assets, liabilities and results of operations of the Bank as at the respective dates of, and for the periods referred to in, the Bank Financial Statements, subject to normal year-end, nonmaterial adjustments in amounts consistent with past practice. The Bank Financial Statements do not include any material assets or omit to state any material liabilities, absolute or contingent, or other facts, which inclusion or omission would render the Bank Financial Statements misleading in any material respect as of the respective dates and for the periods referred to in the respective Bank Financial Statements.

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Section 3.7           Books and Records. The books of account, minute books, stock record books and other records of the Bank are complete and correct in all material respects and have been maintained in accordance with the Bank’s business practices and all applicable laws, rules and regulations, including the maintenance of any adequate system of internal controls required by applicable laws, rules and regulations. The minute books of the Bank contain accurate and complete records in all material respects of all meetings held of, and corporate action taken by, First Capital, as its sole stockholder, and the Bank’s board of directors and committees of the board of directors.

Section 3.8           Sufficiency of Records. The records of the Bank contain accurate copies of all contracts, commitments or arrangements of a material nature related to the Bank to be assumed by Landmark hereunder.

Section 3.9           Title to Properties. The Bank has good and marketable title to all assets and properties, whether real or personal, tangible or intangible, that it purports to own, subject to no valid liens, mortgages, security interests, encumbrances or charges of any kind except: (a) as noted in the most recent Bank Financial Statements; (b) the standard survey exceptions appearing as “Schedule B” items in a standard ALTA owners title insurance policy; (c) statutory liens for current taxes or assessments not yet due, or if due not yet delinquent, or being contested in good faith by appropriate proceedings; (d) pledges or liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements, pursuant to borrowings from the FHLB, FRB or similar borrowings, or otherwise incurred in the Ordinary Course of Business; (e) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held; and (f) all easements, plats, rights of way, limitations and conditions, reservations and other matters of record (all of such exceptions in clauses (a) through (f) are collectively referred to as “Permitted Exceptions”). The Bank as lessee has the right under valid and existing leases to occupy, use, possess and control any and all of the respective property leased by it. Except where any failure would not reasonably be expected to have a Material Adverse Effect on the Bank, all buildings and structures owned or leased by the Bank lie wholly within the boundaries of the real property owned or validly leased by it, and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

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Section 3.10         Condition and Sufficiency of Assets. The buildings, structures and equipment of the Bank are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, structures or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in the aggregate in nature or in cost. Except where any failure would not reasonably be expected to have a Material Adverse Effect on the Bank, the real property, buildings, structures and equipment owned or leased by the Bank are in compliance with the Americans with Disabilities Act of 1990, as amended, and the regulations promulgated thereunder, or are exempt from such compliance, and all other building and development codes and other restrictions, including subdivision regulations, building and construction regulations, drainage codes, health, fire and safety laws and regulations, utility tariffs and regulations, conservation laws and zoning laws and ordinances. The assets and properties, whether real or personal, tangible or intangible, that the Bank purports to own or lease are sufficient for the continued conduct of the business of the Bank after the Closing in substantially the same manner as conducted prior to the Closing.

Section 3.11         Compliance with Environmental Laws. Except as set forth on Schedule 3.11, there are no Proceedings involving the Bank or any of the Real Estate, the Overland Park Property or the Fort Scott Property that are pending or, to the Knowledge of the Bank, Threatened, nor to the Bank’s Knowledge is there any factual basis for any of the foregoing, as a result of any asserted failure of the Bank, or any predecessor thereof, to comply with any Environmental Law. No environmental clearances or other governmental approvals pursuant to Environmental Laws are required for the conduct of the business of the Bank or the consummation of the Contemplated Transactions. To the Bank’s Knowledge, no substances have been used, stored, deposited, treated, recycled or disposed of, on the Real Estate, the Overland Park Property or the Fort Scott Property, which substances if known to be present on, at or under such property, would require clean up, removal or some other remedial action under any Environmental Law.

Section 3.12         Loans.

(a)          All of the Loans were made in accordance with the customary lending standards of the Bank in the Ordinary Course of Business at the time they were made. The Loans are evidenced by documentation reasonably necessary to create the obligations described therein and are consistent with the customary and ordinary past practices of the Bank.

(b)          Prior to the Agreement Date, the Bank has provided to Landmark access to the file of each Loan. Schedule 3.12(b) represents a true and accurate list of the Loans, including accrued and unpaid interest thereon, prepared as of a date within five (5) days prior to the Agreement Date, which data shall be updated at and as of the Estimation Date and the Closing Date and, in each case as updated, shall be true and accurate as of such date.

(c)          The Bank is the sole owner and holder of the Loans and all servicing rights relating thereto. The Loans are not assigned or pledged (other than to the FHLB or the FRB), and the Bank has good and marketable title thereto. None of the Loans, except purchased participation Loans, are presently serviced by third parties, and there are no obligations, agreements or understandings whatsoever that could result in any such Loan becoming subject to any such third-party servicing.

(d)          The unpaid principal balance of each Loan in each case is as stated on Schedule 3.12(b), as such schedule may be modified from time to time pursuant to Section 3.12(b).

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(e)          To the Knowledge of the Bank, each of the Loan Agreements is genuine, and each is the legal, valid and binding obligation of the maker thereof, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights generally or equitable principles or doctrines. To the Knowledge of the Bank, all parties to the Loan Agreements had legal capacity to enter into the Loan Agreements, and, to the Knowledge of the Bank, the Loan Agreements have been duly and properly executed by such parties.

(f)          The Bank has complied with all applicable federal, state and local laws and regulations affecting the origination, administration and servicing of the Loans prior to the Closing Date, including without limitation, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity and disclosure laws in all material respects. Without limiting the generality of the foregoing, the Bank has timely provided all disclosures, notices, estimates, statements and other documents required to be provided to the Loan Debtor under applicable law and has documented receipt of such disclosures, estimates, statements and other documents as required by law and prudent loan origination policies and procedures.

(g)          To the Knowledge of the Bank, the Loan Debtor has no rights of rescission, setoff, counterclaims, or defenses to the Loan Agreements, except such defenses arising by virtue of bankruptcy, creditors rights laws, and general principles of equity.

(h)          Schedule 3.12(h) lists each Loan that, as of the Agreement Date and as of the Estimation Date, (i) is thirty (30) days or more delinquent in payment of principal or interest; (ii) is in default, or, to the Bank’s Knowledge, there is an event applicable to the Loan where with the giving of notice or the passage of time, would constitute a default; or (iii) is classified as substandard, doubtful, or loss or is on non-accrual status (all such Loans on Schedule 3.12(h) on the Estimation Date, except those expressly agreed upon by Landmark to acquire, and those certain other Loans expressly agreed upon by the Bank to distribute to First Capital pursuant to Section 5.12, collectively, the “Excluded Loans”).

(i)          The Bank has not modified any Loan or waived any material provision of or default under any Loan or the related Loan Agreements, except in accordance with its customary loan administration policies and procedures. Any such modification or waiver is in writing and is contained in the Loan file.

(j)          The Bank has taken all actions to cause each Loan secured by personal property to be perfected by a security interest having first priority or such other priority as is required by the relevant loan approval report for such Loan, and the collateral for each such Loan is owned by the Loan Debtor, free and clear of any mortgage, lien, encumbrance or restriction of any kind or nature except for the security interest in favor of the Bank and any other mortgage, lien, encumbrance or restriction of any kind or nature expressly permitted under the relevant loan approval report.

(k)          To the Knowledge of the Bank, the Loan Debtor is the owner of all collateral for such Loan.

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Section 3.13         Allowance for Loan Losses. The Bank’s ALLL reflected in the Bank Financial Statements (including footnotes thereto) was determined on the basis of the Bank’s continuing review and evaluation of the portfolio of Loans under the requirements of GAAP and applicable laws, rules and regulations, was established in a manner consistent with the Bank’s internal policies, and, in the reasonable judgment of the Bank, is adequate in all material respects as of their respective dates under the requirements of GAAP and all applicable laws, rules and regulations to provide for possible or specific losses, net of recoveries relating to Loans.

Section 3.14         Undisclosed Liabilities. The Bank does not have any material liability, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due (and, to the Knowledge of the Bank, there is no past or present fact, situation, circumstance, condition or other basis for any present or future Proceeding, hearing, charge, complaint, claim or demand against the Bank giving rise to any such liability) required in accordance with GAAP to be reflected in an audited consolidated balance sheet of the Bank or the notes thereto, except (a) for liabilities set forth or reserved against in the Bank Financial Statements as of June 30, 2013, (b) for liabilities occurring in the Ordinary Course of Business of the Bank since June 30, 2013, (c) liabilities relating to the Contemplated Transactions, and (d) as may be disclosed in Schedule 3.14.

Section 3.15         Taxes. The Bank has filed with the appropriate Regulatory Authority all federal, state and local income, franchise, excise, sales, use, real and personal property and other Tax Returns and reports required to be filed by it. The Bank is not: (a) delinquent in the payment of any Taxes shown on such returns or reports or on any assessments received by it for such taxes; (b) aware of any pending or threatened examination for income taxes for any year by the IRS or any state tax agency; (c) subject to any agreement extending the period for assessment or collection of any federal or state Tax; or (d) party to any Proceeding with, nor has any claim been asserted against it by, any Regulatory Authority for assessment or collection of Taxes. The Bank is not the subject of any Threatened Proceeding by any Regulatory Authority for assessment or collection of Taxes. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Bank. The Bank has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed. The Bank has been a “qualified subchapter S subsidiary” within the meaning of section 1361(b)(3)(B) of the Code at all times since its election to be treated as such and will be a qualified subchapter S subsidiary up to and including the date of Closing. The sale of assets that may be deemed to occur for tax purposes may constitute, in part, the nonrecurring sale of tangible personal property, and First Capital is not in the business of selling such property.

Section 3.16         Employee Benefits.

(a)          Schedule 3.16(a) includes a complete and correct list of each Bank Benefit Plan. The Bank or First Capital previously has delivered to Landmark true and complete copies of the following with respect to each Bank Benefit Plan: (i) copies of each Bank Benefit Plan, and all related plan descriptions; (ii) the last three (3) years’ annual reports on Form 5500, if applicable, including all schedules thereto and the opinions of independent accountants; and (iii) other material plan documents.

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(b)          In addition, the Bank or First Capital has delivered to Landmark true and complete copies of the following:

(i)          all material contracts with third party administrators, actuaries, investment managers, consultants, insurers, and independent contractors that relate to any Bank Benefit Plan;

(ii)         all notices and other communications that were given by the Bank or First Capital, any of their Affiliates, or any Bank Benefit Plan to the IRS, the DOL, the PBGC, or any participant or beneficiary, pursuant to applicable law, within the four (4) years preceding the date of this Agreement; and

(iii)        all notices or other communications that were given by the IRS, the PBGC, or the DOL to the Bank or First Capital, any of their Affiliates, or any Bank Benefit Plan within the four (4) years preceding the date of this Agreement.

(c)          Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will cause a payment, vesting, increase or acceleration of benefits or benefit entitlements to employees or former employees of the Bank or First Capital or any of their Affiliates under any Bank Benefit Plan or any other increase in the liabilities of the Bank or First Capital or any of their Affiliates under any Bank Benefit Plan as a result of the transactions contemplated by this Agreement, except pursuant to a Bank Benefit Plan set forth on Schedule 3.16(a).

(d)          None of the Bank or First Capital or any of their Affiliates maintains or participates in, or has maintained or participated in the past six (6) years in, or has or may have any liability in connection with, (i) a plan that is subject to the provisions of Title IV of ERISA or Section 412 of the Code, or (ii) a multiemployer plan within the meaning of Section 3(37) of ERISA. None of the Bank or First Capital or any of their Affiliates or, to the Bank’s Knowledge, any director or employee of the Bank or First Capital or any of their Affiliates, or any fiduciary of any Bank Benefit Plan has engaged in any transaction in violation of Section 406 or 407 of ERISA or, to the Bank’s Knowledge, any “prohibited transaction” (as defined in Section 4975(c)(1) of the Code) for which no exemption exists and that could result in a tax or penalty on the Bank or First Capital or any of their Affiliates under Section 4975 of the Code or Section 502(i) of ERISA.

(e)          Each Bank Benefit Plan that is intended to qualify under Section 401 and related provisions of the Code is the subject of a favorable determination letter from the IRS to the effect that it is so qualified under the Code and that its related funding instrument is tax exempt under Section 501 of the Code (or the Bank and First Capital or their Affiliates are otherwise relying on an opinion letter issued to a prototype sponsor or advisory letter issued to a volume submitter practitioner), and, to the Bank’s Knowledge, there are no facts or circumstances that would adversely affect the qualified status of any Bank Benefit Plan or the tax-exempt status of any related trust. Prior to Closing, the Bank or First Capital will provide Landmark with copies of the most recent IRS determination letters (or opinion or advisory letters) for each Bank Benefit Plan that is intended to qualify under Section 401 and related provisions of the Code.

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(f)         Each Bank Benefit Plan is, and since its inception, has been administered in material compliance with its terms and with all applicable laws, rules and regulations governing such Bank Benefit Plan, including the rules and regulations promulgated by the DOL, the PBGC and the IRS under ERISA, the Code or any other applicable law. Neither the Bank, First Capital nor any of their Affiliates has breached any of the responsibilities, obligations or duties imposed on it by ERISA. No Bank Benefit Plan is currently the subject of a submission under IRS Employee Plans Compliance Resolution System or any similar system, nor under any DOL amnesty program, and neither the Bank, First Capital nor any of their Affiliates anticipates any such submission of any Bank Benefit Plan.

(g)         Other than routine claims for benefits made in the Ordinary Course of Business, there is no litigation, claim or assessment pending or, to the Bank’s Knowledge, threatened by, on behalf of, or against any Bank Benefit Plan or against the administrators or trustees or other fiduciaries of any Bank Benefit Plan that alleges a violation of applicable state or federal law or violation of any Bank Benefit Plan document or related agreement. To the Bank’s Knowledge, there is no reasonable basis for any such litigation, claim or assessment.

(h)         No Bank Benefit Plan fiduciary or any other person has, or has had, any liability to any Bank Benefit Plan participant, beneficiary or any other person under any provisions of ERISA or any other applicable law by reason of any action or failure to act in connection with any Bank Benefit Plan, including any liability by any reason of any payment of, or failure to pay, benefits or any other amounts or by reason of any credit or failure to give credit for any benefits or rights. Every Bank Benefit Plan fiduciary and official is bonded to the extent required by Section 412 of ERISA.

(i)         All accrued contributions and other payments to be made by the Bank or First Capital or any of their Affiliates to any Bank Benefit Plan (i) through the date hereof have been made or reflected in the Bank’s or First Capital’s financial statements and (ii) through the Closing Date will have been made or reserves adequate for such purposes will have been set aside therefore and reflected in the Bank’s or First Capital’s financial statements. The Bank, First Capital and their Affiliates have performed in all respects their respective contractual obligations under any of the Bank Benefit Plans or any related trust agreement or insurance contract. There are no outstanding liabilities with respect to any Bank Benefit Plan other than liabilities for benefits to be paid to participants in such Bank Benefit Plan and their beneficiaries in accordance with the terms of such Bank Benefit Plan. Except to the extent reserved for and reflected in the Bank’s or First Capital’s financial statements in accordance with this subsection (i), none of the Bank, First Capital or any of their Affiliates has committed to, or announced, a change to any Bank Benefit Plan that increases the cost of the Bank Benefit Plan to the Bank, First Capital or any of their Affiliates.

(j)         The consummation of the transactions contemplated by this Agreement will not result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G of the Code.

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(k)         There are no obligations or liabilities, whether outstanding or subject to future vesting, for any retiree medical, health or life insurance or other retiree welfare benefits to be paid to participants under any of the Bank Benefit Plans or otherwise, except as may be required by ERISA Section 601 et seq. and Code Section 4980B, as amended (“COBRA”), or other similar law. The Bank, First Capital and their Affiliates have complied in all respects with the requirements for continued healthcare coverage under COBRA and other applicable law.

(l)         No condition exists as a result of which the Bank, First Capital or any of their Affiliates would have any liability, whether absolute or contingent, under any Bank Benefit Plan with respect to any misclassification of a person performing services for the Bank, First Capital or any of their Affiliates as an independent contractor rather than as an employee.

(m)         The provisions of any Bank Benefit Plan that constitutes a “non-qualified deferred compensation plan” under Code Section 409A, and the operation of any such plan, have at all times been in compliance with Code Section 409A or guidance issued thereunder.

Section 3.17         Compliance with Legal Requirements. The business and operations of the Bank have been and are being conducted in compliance with all applicable laws, rules, regulations and Legal Requirements of all appropriate authorities, except for any noncompliance that would not have a Material Adverse Effect on the Bank or Landmark’s ability to operate the Resulting Bank following the Closing Date.

Section 3.18         Regulatory Enforcement Matters. Except as disclosed in Schedule 3.18, the Bank and First Capital are not subject to, and have received no notice or advice that they may become subject to, any Order, agreement or memorandum of understanding with any Regulatory Authority.

Section 3.19         Litigation. Except as disclosed in Schedule 3.19, there are no claims or Proceedings of any kind in any court or before any Regulatory Authority or arbitration board or tribunal, that are pending or, to the Bank’s Knowledge, Threatened against or affecting the Bank that, if determined adversely to the Bank, could: (a) reasonably be expected to have a Material Adverse Effect on the Bank; or (b) prohibit consummation of the Merger. There is no Order of any kind in existence, against, affecting or restraining the Bank or any of its officers, employees, or directors, from taking any actions of any kind in connection with the performance of this Agreement and the Merger.

Section 3.20         Absence of Certain Changes and Events. Except as set forth on Schedule 3.20, since December 31, 2012, the Bank has conducted its business only in the Ordinary Course of Business. Without limiting the foregoing, with respect to the Bank, since December 31, 2012, there has not been any:

(a)         change in its authorized or issued capital stock; grant of any stock option or right to purchase shares of its capital stock; issuance of any security convertible into such capital stock or evidences of indebtedness (except in connection with customer deposits); grant of any registration rights; purchase, redemption, retirement or other acquisition by it of any shares of any such capital stock; or, except as contemplated under this Agreement, declaration or payment of any dividend or other distribution or payment in respect of shares of its capital stock;

(b)         amendment to its articles of association or bylaws or adoption of any resolutions by its board of directors or First Capital, as its sole stockholder;

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(c)         payment or increase of any bonus, salary or other compensation to any of its, directors, officers or employees, except for normal increases in the Ordinary Course of Business or in accordance with any then-existing Bank Benefit Plan disclosed in the Schedules, or entry by it into any employment, consulting, noncompetition, change in control, severance or similar Contract with any director, officer or employee;

(d)         adoption, amendment (except for any amendment necessary to comply with any Legal Requirement) or termination of, or increase in the payments to or benefits under, any Bank Benefit Plan;

(e)         damage to or destruction or loss of any of its assets or property, whether or not covered by insurance and where the resulting diminution in value individually or in the aggregate is greater than $15,000;

(f)         entry into, termination or extension of, or receipt of notice of termination of any joint venture or similar agreement pursuant to any Contract or any similar transaction;

(g)         incurrence by it of any obligation or liability (fixed or contingent) other than in the Ordinary Course of Business;

(h)         sale (other than any sale in the Ordinary Course of Business), lease or other disposition of any of its material assets or material properties, or mortgage, pledge or imposition of any lien or other encumbrance upon any of its material assets or material properties, except for tax and other liens that arise by operation of law and with respect to which payment is not past due, and except for pledges or liens: (i) required to be granted in connection with the acceptance by the Bank of government deposits; (ii) granted in connection with repurchase or reverse repurchase agreements; or (iii) otherwise incurred in the Ordinary Course of Business;

(i)         cancellation or waiver by it of any claims or rights with a value in excess of $15,000;

(j)         material change in any policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and tax planning, accounting or any other material aspect of its business or operations, except for such changes as may be required in the opinion of the management of the Bank to respond to then-current market or economic conditions or as may be required by any Regulatory Authorities;

(k)         filing of any applications for additional branches, opening of any new office or branch, closing of any current office or branch, or relocation of operations from existing locations;

(l)         discharge or satisfaction of any material lien or encumbrance on its assets or repayment of any material indebtedness for borrowed money, except for obligations incurred and repaid in the Ordinary Course of Business;

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(m)         purchase or other acquisition of any investments, direct or indirect, in any derivative securities, financial futures or commodities or entry into any interest rate swap, floors and option agreements, or other similar interest rate management agreements;

(n)         hiring of any employee with an annual salary in excess of $20,000, except for employees at will who are hired to replace employees who have resigned or whose employment has otherwise been terminated; or

(o)         agreement, whether oral or written, by it to do any of the foregoing.

Section 3.21         Properties, Contracts and Employee Benefit Plans. Except for Contracts evidencing the Loans made by the Bank in the Ordinary Course of Business, Schedule 3.21 lists or describes the following with respect to the Bank:

(a)         all real property owned by the Bank and the principal buildings and structures located thereon, together with the address of such real estate, and each lease of real property to which the Bank or First Capital is a party either as lessor or lessee, identifying the parties thereto, the annual rental payable, the expiration date thereof, any restrictions on the assignability of or consents required to assign such lease where the Bank or First Capital is lessee, and a brief description of the property covered, and in each case of either owned or leased real property, the proper identification, if applicable, of each such property as a branch or main office or other office of the Bank;

(b)         all loan and credit agreements, conditional sales contracts or other title retention agreements or security agreements relating to money borrowed by the Bank, exclusive of deposit agreements with customers of the Bank entered into in the Ordinary Course of Business, agreements for the purchase of federal funds and repurchase agreements;

(c)         each Contract that involves performance of services or delivery of goods or materials by the Bank of an amount or value in excess of $10,000;

(d)         each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of the Bank in excess of $10,000;

(e)         each Contract not referred to elsewhere in this Section that:

(i)         relates to the future purchase of goods or services that materially exceeds the requirements of its business at current levels or for normal operating purposes; or

(ii)         has a Material Adverse Effect on the Bank;

(f)         each lease, rental, license, installment and conditional sale agreement and other Contract affecting the ownership of, leasing of, title to or use of, any personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $10,000 or with terms of less than one year);

(g)         each licensing agreement or other Contract with respect to patents, trademarks, copyrights, or other intellectual property (collectively, “Intellectual Property Assets”), including agreements with current or former employees, consultants or contractors regarding the appropriation or the nondisclosure of any of the Intellectual Property Assets of the Bank;

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(h)         each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees;

(i)         each joint venture, partnership and other Contract (however named) involving a sharing of profits, losses, costs or liabilities by the Bank with any other Person;

(j)         each Contract containing covenants that in any way purport to restrict the business activity of the Bank or any Affiliate of the Bank, or limit the ability of the Bank or any Affiliate of the Bank to engage in any line of business or to compete with any Person;

(k)         each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

(l)         the name and annual salary of each director, officer or employee of the Bank, and the profit sharing, bonus or other form of compensation (other than salary) paid or payable by the Bank to or for the benefit of each such person in question for the year ended December 31, 2012, and for the current fiscal year, and any employment agreement, consulting agreement, noncompetition, severance or change in control agreement or similar arrangement or plan with respect to each such person;

(m)         the name of each Person who is or would be entitled pursuant to any Contract or Bank Benefit Plan to receive any payment from the Bank as a result of the consummation of the Contemplated Transactions (including any payment that is or would be due as a result of any actual or constructive termination of a Person’s employment or position following such consummation) and the maximum amount of such payment;

(n)         each Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Bank to be responsible for consequential damages;

(o)         each Contract for capital expenditures in excess of $15,000;

(p)         each warranty, guaranty or other similar undertaking with respect to contractual performance extended by the Bank other than in the Ordinary Course of Business; and

(q)         each amendment, supplement and modification in respect of any of the foregoing.

Copies of each document, plan or Contract listed and described on Schedule 3.21 are appended to such Schedule.

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Section 3.22         Deposit Liabilities. The information concerning each Deposit Account identified on Schedule 3.22 is true and accurate prepared as of a date within five (5) days prior to the Agreement Date. Such information on Schedule 3.22 shall be updated at and as of the Estimation Date and the Closing Date, and, in each case as updated, shall be true and accurate as of such date. All of the Deposit Accounts were accepted and remain in compliance in all material respects with all applicable laws, orders and regulations and are insured by the FDIC to the maximum extent insurable. All of the Deposit Liabilities were originated and administered and are in compliance with the documents governing the relevant type of Deposit Liability. The Bank has properly accrued interest on the Deposit Liabilities, and the records respecting the Deposit Liabilities accurately reflect such accruals of interest, and the Bank is not in default of the payment thereof. No action is pending, or to the Knowledge of the Bank, threatened by the FDIC with respect to the termination of deposit insurance with respect to the Deposit Liabilities.

Section 3.23         Investments. A list of all bonds and other investment securities owned by the Bank as of June 30, 2013 (including the Book Value and market value thereof as determined by the Bank’s bond accounting service), is set forth on Schedule 3.23. None of the investments reflected on Schedule 3.23, and none of the investments made by the Bank since June 30, 2013, are subject to any contractual or statutory restriction that materially impairs the ability of the Bank to dispose freely of such investment at any time, and each of such investments complies with regulatory requirements concerning such investments. Schedule 3.23 represents a true and accurate list of the bonds and other investment securities owned by the Bank, including the Book Value and market value thereof, prepared as of as of June 30, 2013, which data shall be updated at and as of the Estimation Date and the Closing Date pursuant to a method reasonably agreed to by all parties and, in each case as updated, shall be true and accurate as of such date.

Section 3.24         No Defaults. To the Knowledge of the Bank, each Contract identified or required to be identified on Schedule 3.21 is in full force and effect and is valid and enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and subject to general principles of equity. The Bank is, and at all times since December 31, 2012, has been, in full compliance with all applicable terms and requirements of each Contract under which the Bank has or had any obligation or liability or by which the Bank or any asset owned or used by it is or was bound, except where the failure to be in full compliance would not reasonably be expected to have a Material Adverse Effect on the Bank. To the Knowledge of the Bank, each other Person that has or had any obligation or liability under any such Contract under which the Bank has or had any rights is, and at all times since December 31, 2012, has been, in full compliance with all applicable terms and requirements of such Contract, except where the failure to be in full compliance would not reasonably be expected to have a Material Adverse Effect on the Bank. To the Knowledge of the Bank, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a material violation or material breach of, or give the Bank or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Contract. Except in the Ordinary Course of Business with respect to any Loan, the Bank has not given to or received from any other Person, at any time since January 1, 2011, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Contract, that has not been terminated or satisfied prior to the Agreement Date. Other than in the Ordinary Course of Business in connection with workouts and restructured Loans, there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate, any material amounts paid or payable to the Bank under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

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Section 3.25         Insurance. Schedule 3.25 lists the policies and material terms of insurance (including bankers’ blanket bond and insurance providing benefits for employees) owned or held by the Bank on the Agreement Date. Each policy is in full force and effect (except for any expiring policy which is replaced by coverage at least as extensive). All premiums due on such policies have been paid in full.

Section 3.26         Regulatory Filings. The Bank has filed in a timely manner all required filings with all Regulatory Authorities, including the FDIC and the OCC. All such filings were accurate and complete in all material respects as of the dates of the filings, and no such filing has made any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 3.27         Regulatory Approvals. The information furnished or to be furnished by the Bank or First Capital for the purpose of enabling Landmark to complete and file all requisite regulatory applications is or will be true and complete as of the date so furnished. The information furnished or to be furnished by the Bank or First Capital for the purpose of enabling the Bank to distribute the Conveyed Property to First Capital is or will be true and complete as of the date so furnished. There are no facts known to the Bank or First Capital which the Bank or First Capital has not disclosed to Landmark in writing, which, insofar as the Bank or First Capital can now reasonably foresee, may have a Material Adverse Effect on the ability of Landmark or the Bank to obtain all requisite regulatory approvals or to perform its obligations pursuant to this Agreement, including the distribution of the Conveyed Property pursuant to Section 5.12.

Section 3.28         Indemnification Claims. To the Knowledge of the Bank, no action or failure to take action by any of its Representatives has occurred that may give rise to a claim or a potential claim by any such Person for indemnification against the Bank under any Contract with, or the corporate indemnification provisions of, the Bank, or under any Legal Requirements.

Section 3.29         Insider Interests. Except as set forth on Schedule 3.29, no officer or director of the Bank or First Capital, or any member of the Family of any such Person, and no entity that any such Person “controls” within the meaning of Regulation O of the Federal Reserve, has any loan, deposit account or any other agreement with the Bank, any interest in any material property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of the Bank.

Section 3.30         Brokers. Except for Austin Associates, LLC, no broker, finder or any other party or agent performing similar functions has been retained by the Bank or First Capital or is entitled to be paid based on any arrangements, agreements or understandings made by the Bank or First Capital in connection with the Merger, and, except for certain payments to Austin Associates, LLC, no brokerage fee or other commission has been agreed to be paid by the Bank or First Capital on account of such transactions.

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Section 3.31         Representations Regarding Financial Condition.

(a)         The Bank and First Capital are not entering into this Agreement in an effort to hinder, delay or defraud their creditors.

(b)         First Capital is not insolvent and will not be rendered insolvent as a result of the Merger.

(c)         The Merger Consideration represents fair and reasonable equivalent value for the assets to be transferred and liabilities to be assumed hereunder.

(d)         Neither the Bank nor First Capital has any intention to file proceedings for bankruptcy or insolvency or for the appointment of a receiver, conservator, trustee, or guardian with respect to its business or assets.

Section 3.32         Approval Delays. The Bank has not received notice from any federal or state governmental authority indicating that it would oppose or not grant or issue its consent or approval, if required, with respect to the Merger. The most recent CRA rating received by the Bank was not less than “satisfactory.”

Section 3.33         Disclosure. Neither any representation nor warranty of the Bank or First Capital in, nor any Schedule to, this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. No notice given pursuant to Section 5.6 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances under which they were made, not misleading.

Section 3.34         Knowledge. For purposes of this Article 3, the “Knowledge” of the Bank shall mean the Knowledge of the Chairman, Chief Executive Officer and Chief Financial Officer of the Bank.

Article 4
Representations and Warranties of Landmark

Landmark hereby represents and warrants to the Bank and First Capital that the following are true and correct as of the Agreement Date, and will be true and correct as of the Effective Time:

Section 4.1         Landmark Organization. Landmark is a nationally-chartered bank duly organized, validly existing and in good standing under the laws of the United States. Landmark has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary. Landmark has delivered or made available to the Bank copies of Landmark’s articles of association and bylaws and all amendments thereto, each of which are true, complete and correct, and in full force and effect as of the Agreement Date.

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Section 4.2         Authorization of Agreement. Landmark and LBI have the requisite power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement and the Merger have been duly authorized by all necessary corporate action on the part of Landmark and LBI, and this Agreement is a legal, valid and binding obligation of Landmark and LBI enforceable against Landmark and LBI in accordance with its terms, except to the extent enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in equity or at law).

Section 4.3         Conflicts. Subject to the receipt of any and all necessary regulatory approvals and required consents, the execution, delivery and performance of this Agreement by Landmark and the consummation of the Contemplated Transactions will not conflict with, result in the breach of, constitute a violation or default or result in the acceleration of payment or other obligations under, or create a lien, charge or encumbrance under, any of the provisions of Landmark’s articles of association or bylaws, any judgment, decree or Order, any Legal Requirement, or any material agreement, material Contract or material instrument to which Landmark is subject, in any case where such conflict, breach, violation, default, acceleration or lien would have a Material Adverse Effect on Landmark’s ability to perform its obligations hereunder.

Section 4.4         Litigation. There are no claims or Proceedings of any kind in any court or before any governmental authority or arbitration board or tribunal that are pending or, to Landmark’s Knowledge, Threatened against or affecting Landmark that, if determined adversely to Landmark, could: (a) reasonably be expected to have a Material Adverse Effect on Landmark; or (b) prohibit consummation of the Merger. There is no Order of any kind in existence, against, affecting or restraining Landmark or any of its officers, employees, or directors from taking any actions of any kind in connection with the performance of this Agreement and the Merger.

Section 4.5         Regulatory Matters. Landmark has received no notice or communication from any state or federal banking Regulatory Authority indicating that such agency or authority would, and Landmark has no reason to believe any such agency or authority would, object to, or withhold any approval or consent necessary for, the consummation by Landmark of the Merger. There are no pending or, to the best of Landmark’s Knowledge, Threatened Proceedings against Landmark or any Affiliate of Landmark that would affect Landmark’s ability to obtain the regulatory approvals required in order to consummate the Merger.

Section 4.6         No Broker. No broker, finder or any other party or agent performing similar functions has been retained by Landmark or its Affiliates or is entitled to be paid based on any arrangements, agreements or understandings made by Landmark or its Affiliates in connection with the Merger, and no brokerage fee or other commission has been agreed to be paid by Landmark or its Affiliates on account of such transactions, except that Landmark has employed Cummings & Company, LLC as its financial advisor in connection therewith.

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Section 4.7         Knowledge. For purposes of this Article 4, the “Knowledge” of Landmark shall mean the Knowledge of the Chairman and Chief Executive Officer, President and Chief Financial Officer of Landmark.

Article 5
Covenants of the Bank and First Capital

Section 5.1         Access and Investigation.

(a)         Between the Agreement Date and the Effective Time, Landmark may continue its investigation and due diligence review of the Bank, and the Bank shall afford Landmark and its representatives reasonable access to the Bank and any properties, equipment and records that pertain to the Bank or the Merger during the normal business hours of the Bank; provided, however, that Landmark shall notify the Bank at least forty-eight (48) hours prior to the time access is requested by Landmark. Nothing in this Section 5.1 shall be deemed to require the Bank to breach any obligation of confidentiality or to reveal any proprietary information, trade secrets or marketing, business or strategic plans.

(b)         The Bank shall allow a representative of Landmark to attend as an observer all meetings of their respective boards of directors and committees of their boards of directors, including any meeting of the loan committee and asset liability management committee of the Bank. The Bank shall give reasonable notice to Landmark of any such meetings and, if known, the agenda for or business to be discussed at such meetings. The Bank shall provide to Landmark all information provided to the directors on all such boards or members of such committees in connection with all such meetings or otherwise provided to the directors or members, and shall provide any other financial reports or other analysis prepared for senior management of the Bank, in each case excluding information which is privileged or is subject to any restriction on disclosure. It is understood by the parties that Landmark’s representative will not have any voting rights with respect to matters discussed at these meetings and that Landmark is not managing the business or affairs of the Bank. All information obtained by Landmark at these meetings shall be treated in confidence as required by Section 12.6. Notwithstanding the foregoing, Landmark shall not be permitted to attend any portion of a meeting, and the Bank shall not be required to provide Landmark with any materials, in violation of applicable law or that involve matters protected by the attorney-client privilege.

Section 5.2         Operation of the Bank. The Bank will conduct its operations in the Ordinary Course of Business as conducted as of the Agreement Date, except for activities related to the Merger or for which Landmark has given consent. In addition, the Bank shall:

(a)         preserve the business operations as conducted at the Bank;

(b)         cooperate with and assist Landmark in assuring the orderly transition of the business of the Bank to Landmark;

(c)         maintain the Fixed Assets, the Real Estate, the Overland Park Property and the Fort Scott Property, as applicable, in their current condition, ordinary wear and tear excepted;

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(d)         maintain the Bank’s normal and customary practices and procedures regarding loan pricing, underwriting and recognition of charge-offs in a manner consistent with past practice;

(e)         maintain its books, accounts and records in the Ordinary Course of Business, on a basis consistent with prior years; and

(f)         comply with laws, regulatory requirements and agreements to which it is subject or by which it is bound.

Section 5.3         Negative Covenants. Notwithstanding the foregoing, except as may be required by regulatory authorities, the Bank shall not, without the prior consent of Landmark:

(a)         transfer, assign, encumber or otherwise dispose of or enter into any contract, agreement or understanding, or negotiate with any party with respect to entering into a contract, agreement or understanding, to transfer, assign, encumber or otherwise dispose of any or all of the Bank’s assets or the Deposit Liabilities except in the Ordinary Course of Business or pursuant to this Agreement;

(b)         declare or pay any dividends or make any other similar distributions of cash or property to First Capital or any of the Bank’s directors, officers, or employees, other than the distribution of the Conveyed Property set forth in Section 5.12 or regular salary or other earned compensation;

(c)         change its authorized or issued capital stock; grant any stock option or right to purchase shares of its capital stock; issue any security convertible into such capital stock or evidences of indebtedness (except in connection with customer deposits); grant any registration rights; purchase, redeem, retire or otherwise acquire any shares of any such capital stock; or declare or pay any dividend or other distribution or payment in respect of shares of its capital stock, except as contemplated under this Agreement;

(d)         amend its articles of association or bylaws or have any resolutions adopted by its board of directors or First Capital, as its sole stockholder, to amend its articles or bylaws;

(e)         accept any deposits from any customer on terms materially more favorable in any respect than those available to the general public in the Bank’s market area, unless such deposits are accepted in accordance with a practice of the Bank in existence prior to the Agreement Date;

(f)         change the products or services offered by the Bank, including offering new deposit products, except to the extent that such changes or offerings are consistent with the Bank’s past practices;

(g)         fail to maintain deposit rates substantially in accord with past standards and practices;

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(h)         change or amend its schedules or policies relating to service charges or service fees;

(i)         take, or permit any Affiliate to take, any action impairing in any material respect the Bank’s rights in any Deposit Liabilities or the Bank’s assets or waive any material right, whether in equity or at law, that it has with respect to any Loan (other than collection and work-out procedures undertaken in all material respects in accordance with the Bank’s normal and customary practices relating thereto);

(j)         renew or approve any renewal of any Loan in excess of $150,000;

(k)         approve the making of any new loan by the Bank in excess of $100,000 to any customer (existing or new) of the Bank, except in connection with home mortgages retained in the Bank’s retention program pursuant to the guidelines of such program set forth on Schedule 5.3(k);

(l)         amend, restate, modify, terminate or otherwise alter any of the Contracts, except in the Ordinary Course of Business;

(m)         except in the Ordinary Course of Business (including creation of deposit liabilities, entry into repurchase agreements, purchases or sales of federal funds, utilization of a line of credit with the FHLB or Banker’s Bank of Kansas, and sales of certificates of deposit), borrow or agree to borrow any material amount of funds or directly or indirectly guarantee or agree to guarantee any material obligations of others except pursuant to outstanding letters of credit; provided, however, the Bank shall not take any additional FHLB advances;

(n)         except as required by applicable law or regulation: (i) implement or adopt any material change in its interest rate risk management and hedging policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk;

(o)         purchase or otherwise acquire any investment security for its own account except for U.S. treasury or other governmental obligations or asset-backed securities issued or guaranteed by United States governmental or other governmental agencies, in either case having an average remaining life of three (3) years or less; provided, however, that the Bank shall receive the prior written consent of Landmark for all purchases of investment securities that exceed $500,000 individually or $1,000,000 in the aggregate;

(p)         sell any investment security owned by them, except inverse floating securities, interest-only securities and other investment securities, the total of which shall not exceed $10,000,000 in the aggregate;

(q)         fail to maintain its books and records in accordance with GAAP;

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(r)         make any changes in its accounting systems, policies, principles or practices relating to or affecting its operations or involving any of the Bank’s assets or liabilities, except in accordance with GAAP and regulatory requirements;

(s)         fail to charge off assets in accordance with GAAP on a timely basis;

(t)         do any act which, or omit to do any act the omission of which, could cause a breach of any material Contract, commitment or obligation of the Bank;

(u)         invest in any Fixed Assets or improvements except for commitments previously disclosed to Landmark in writing, made on or before the Agreement Date for replacements of furniture, furnishings and equipment, for normal maintenance and refurbishing, purchased or made in the Ordinary Course of Business and for emergency and casualty repairs and replacements;

(v)         authorize or enter into or modify, amend, renew or extend (through action or inaction) the terms of any existing lease, Contract or license relating to or affecting its operations or involving any of the Bank’s assets or liabilities that has a term of more than one year or that involves the payment by the Bank of more than $50,000 in the aggregate, except that all existing leases with Keller Williams may be renewed on substantially the same terms as the current leases;

(w)         increase or agree to increase any bonus, salary or other compensation to any current or former Bank officers or employees or agree to pay uncommitted bonuses to employees, except salary increases or bonuses consistent with past practices of the Bank or First Capital and in the Ordinary Course of Business;

(x)         enter into, renew, amend or otherwise modify any Bank Benefit Plan;

(y)         hire any employee with an annual salary in excess of $20,000, except for employees at will who are hired to replace employees who have resigned or whose employment has otherwise been terminated; or

(z)         fail to use its reasonable Best Efforts to preserve its present operations or to preserve its present relationships with its employees, customers or persons having business dealings with it.

Section 5.4         Subsequent Bank Financial Statements. As soon as available after the Agreement Date, the Bank will furnish Landmark copies, when available, of any annual financial statements of the Bank, and the Call Reports of the Bank for each quarterly or annual period completed after the Agreement Date, and all other financial reports or statements submitted after the Agreement Date by the Bank to any Regulatory Authority, to the extent permitted by law (collectively, the “Subsequent Bank Financial Statements”). Except as may be required by changes in GAAP effective after the Agreement Date, the Subsequent Bank Financial Statements shall be prepared on a basis consistent with past accounting practices and shall fairly present in all material respects the financial condition and results of operations for the dates and periods presented. The Subsequent Bank Financial Statements will not include any material assets or omit to state any material liabilities, absolute or contingent, or other facts, which inclusion or omission would render such Subsequent Bank Financial Statements misleading in any material respect.

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Section 5.5         Environmental Investigation. The Bank shall provide Landmark with copies of any environmental reports it has obtained or received with respect to the Real Estate, the Overland Park Property and the Fort Scott Property within five (5) Business Days after the Agreement Date. Landmark, in its discretion, within thirty (30) days after the Agreement Date, shall order, at Landmark’s expense, a Phase I Environmental Site Assessment conducted by an independent professional consultant to determine if any Real Estate, the Overland Park Property or the Fort Scott Property contains or gives evidence that any violations of Environmental Laws have occurred on any such property. If the Phase I Environmental Site Assessment discloses any "Recognized Environmental Conditions" as defined by ASTM E 1527-05, then Landmark may obtain, at the Bank’s expense, a Phase II environmental investigation report with respect to the Recognized Environmental Conditions or confirmed violations of Environmental Laws as described in such reports, which report shall contain an estimate of the cost of any remediation or other follow-up work that may be required to address those Recognized Environmental Conditions in accordance with Environmental Laws. Landmark shall have fifteen (15) Business Days from the receipt of any such environmental reports to notify the Bank of any Recognized Environmental Conditions or confirmed violations of Environmental Laws as described in such reports. Should the cost of taking all remedial or other corrective actions and measures with respect to all Real Estate, the Overland Park Property and the Fort Scott Property, in the aggregate (i) required by applicable Environmental Law and recommended by such report or reports due to serious life, health, environmental or safety concerns, in the aggregate, exceed the sum of $150,000, as reasonably estimated by an environmental remediation expert retained for such purpose by Landmark and reasonably acceptable to the Bank, or if the cost of such actions and measures cannot be so reasonably estimated by such expert to be such amount or less with any reasonable degree of certainty, such circumstances shall be deemed an “Environmental Problem.” Upon the occurrence of an Environmental Problem, Landmark shall have the right to elect not to purchase in the Merger the Real Estate, the Overland Park Property or the Fort Scott Property, as applicable, affected by the Environmental Problem by giving written notice to the Bank within thirty (30) days from Landmark’s discovery of the Environmental Problem and to proceed with the Merger, without acquiring the affected Real Estate, the Overland Park Property or the Fort Scott Property, as applicable. In such event, the Merger Consideration will be reduced by the Book Value of the Real Estate not purchased or the Appraisal Value of the Overland Park Property or Fort Scott Property not purchased, as applicable. If the cost of taking all such remedial or other corrective actions based on such environmental reports is less than $150,000, such cost shall be subtracted from the Book Value of the affected Real Estate or from the Appraisal Value of the Overland Park Property or Fort Scott Property, as applicable.

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Section 5.6         Advice of Changes. Between the Agreement Date and the Closing, the Bank and First Capital shall promptly notify Landmark in writing if either becomes aware of any fact or condition that causes or constitutes a Breach of any of their respective representations and warranties as of the Agreement Date, or if either the Bank or First Capital becomes aware of the occurrence after the Agreement Date of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. If any such fact or condition would require any change in the Schedules if such Schedules were dated the date of the occurrence or discovery of any such fact or condition, the Bank or First Capital, as applicable, will promptly deliver to Landmark a supplement to the Schedules specifying such change. During the same period, the Bank and First Capital will promptly notify Landmark of the occurrence of any Breach of any covenant of the Bank or First Capital in this Agreement or of the occurrence of any event that might reasonably be expected to make the satisfaction of the conditions in Article 8 impossible or unlikely.

Section 5.7         Acquisition Proposals. Until such time, if any, as this Agreement is terminated pursuant to Article 10, the Bank and First Capital shall not, and shall cause their respective Representatives not to, directly or indirectly solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, or provide any nonpublic information to, any Person (other than Landmark) relating to, any tender or exchange offer, proposal for a merger, consolidation, sale of assets and assumption of liabilities, or other business combination involving First Capital or the Bank or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets or deposits of, First Capital or the Bank other than the Contemplated Transactions.

Section 5.8         Stockholder Approval.

(a)         The Bank’s board of directors shall recommend the adoption of this Agreement by the sole holder of the Bank’s outstanding stock, First Capital, and shall take all lawful action to obtain approval of this Agreement by written consent of First Capital (the “First Capital Written Consent”) within five (5) days of the Agreement Date. Promptly following receipt of the First Capital Written Consent, the Bank shall cause the Cashier or any Assistant Cashier of the Bank to deliver a copy of the First Capital Written Consent to Landmark, together with a certificate executed on behalf of the Bank by the Cashier or any Assistant Cashier of the Bank certifying that the First Capital Written Consent reflects the required stockholder approval.

(b)         First Capital’s board of directors shall recommend the adoption of this Agreement by the First Capital Stockholders and shall take all lawful action to obtain approval of this Agreement by written consent of the First Capital Stockholders (the “Stockholder Written Consent”) within five (5) days of the Agreement Date, which consent shall be irrevocable. Promptly following receipt of the Stockholder Written Consent, First Capital shall cause its corporate secretary to deliver a copy of the Stockholder Written Consent to Landmark, together with a certificate executed on behalf of First Capital by its corporate secretary certifying that the Stockholder Written Consent reflects the required stockholder approval.

Section 5.9         Tax Matters. The Bank shall not make any election inconsistent with prior Tax Returns or elections or settle or compromise any liability with respect to Taxes without prior written notice to Landmark. The Bank shall timely file all Tax Returns required to be filed prior to the Closing; provided, however, that each such Tax Return shall be delivered to Landmark for its review at least fifteen (15) Business Days prior to the anticipated date of filing of such Tax Return.

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Section 5.10         Accounting and Other Adjustments. Subject to applicable Legal Requirements, the Bank agrees that it shall: (a) make any accounting adjustments or entries to its books of account and other financial records; (b) make additional provisions to any allowance for loan and lease losses; (c) sell or transfer any investment securities held by it; (d) charge-off any loan or lease; (e) create any new reserve account or make additional provisions to any other existing reserve account; (f) make changes in any accounting method; (g) accelerate, defer or accrue any anticipated obligation, expense or income item; and (h) make any other adjustments that would affect the financial reporting of Landmark, on a consolidated basis after the Agreement Date, in any case as Landmark shall reasonably request; provided, however, that (i) the Bank shall not be obligated to take any such requested action until immediately prior to the Closing and at such time as the Bank shall have received reasonable assurances that all conditions precedent to the Bank’s and First Capital’s obligations under this Agreement (except for the completion of actions to be taken at the Closing) have been satisfied, and (ii) any such items or any such requested actions will not adversely affect the Book Value of the Included Assets or the Merger Consideration.

Section 5.11         Cooperation. The Bank and First Capital agree to use their Best Efforts to assist Landmark in obtaining the regulatory approvals necessary to complete the Merger. The Bank and First Capital shall cooperate with Landmark in connection with such applications, filings and registrations and shall, among other things, provide Landmark upon request with such information concerning the Bank and its operations as may be requested by any state or federal regulatory authority in connection with any such applications, filings or registrations and, to the extent required by applicable laws, rules or regulations, join in any such application, filing or registration.

Section 5.12         Distribution to First Capital. The Bank shall prepare and submit for filing any and all applications, filings and registrations with, and notifications to, all Regulatory Authorities required for the distribution by the Bank to First Capital of those certain assets listed on Schedule 5.12 (including any loans previously charged off by the Bank), as shall be updated on the Estimation Date pursuant to Section 2.5 (the “Conveyed Property”) through a dividend or return of capital. In no event will such applications be filed later than forty (40) days from the Agreement Date. Thereafter, the Bank shall pursue all such applications, filings, registrations and notifications diligently and in good faith and shall file such supplements, amendments and additional information in connection therewith as may be reasonably necessary for the distribution of the Conveyed Property. Subject to obtaining any required approval from a Regulatory Authority, immediately prior to Closing, the Bank shall cause the distribution of the Conveyed Property to First Capital through a dividend or return of capital pursuant to the terms of the regulatory approval. All costs associated with effecting the conveyance of the Conveyed Property shall be borne by First Capital.

Section 5.13         Subsidiaries. On or prior to the Closing Date, the Bank shall take all necessary steps to dissolve its two wholly owned subsidiaries, CINAB, Inc. and CINAB Securities, Inc., or otherwise distribute all the capital securities of such entities to First Capital as Conveyed Property pursuant to Section 5.12.

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Section 5.14         Satisfaction of Certain Liabilities. On or prior to the Closing Date, First Capital shall have assumed, or the Bank shall have discharged, paid all outstanding amounts owed on, and terminated, in each case with no liability or obligation of Landmark, those liabilities, Contracts and obligations listed on Schedule 5.14, as shall be updated on the Estimation Date pursuant to Section 2.5.

Section 5.15         Restrictive Covenants.

(a)         Covenant Not to Compete. First Capital hereby covenants and agrees that for a period of thirty-six (36) months following the Closing Date, First Capital shall not:

(i)         open, purchase, operate, control or otherwise have an interest in any financial institution, other than an interest in LBI, branch office, loan production office, deposit production office, remote service unit for the production of deposits or loans or ATMs within a thirty (30) mile radius of any of the branches of the Resulting Bank, provided however, that the ownership by First Capital or its Affiliates, on a collective basis, of shares of capital stock which do not represent more than five percent (5%) of the outstanding capital stock of any financial institution shall not violate any terms of this Agreement; or

(ii)         target and solicit deposits, loans, brokerage, credit or debit cards, or any other business from customers of the Resulting Bank, other than those customers who have a loan that is included in the Conveyed Property still owned by First Capital.

(b)         Covenant Not to Solicit. For a period of thirty-six (36) months following the Closing Date, First Capital will not directly or indirectly solicit Bank Employees as prospective officers or employees of First Capital; provided, however, that First Capital shall not be prohibited or restricted from hiring a Bank Employee if such Bank Employee contacts First Capital to seek hiring or retention, whether in response to general advertising or otherwise, or if a Bank Employee is terminated by Landmark.

(c)         Remedies. If First Capital violates any of the obligations under this Section 5.15, Landmark may proceed against First Capital in law or in equity for such damages or other relief as a court may deem appropriate. First Capital acknowledges that a violation of this Agreement may cause Landmark to suffer irreparable harm that may not be adequately compensated for by money damages. First Capital therefore agrees that, in the event of any actual or threatened violation of this Section 5.15 by it, Landmark shall be entitled, in addition to any other remedies available to it, to a temporary restraining order and to preliminary and final injunctive relief against First Capital to prevent any violations of this Section 5.15, without the necessity of posting a bond.

Section 5.16         Non-Compete Agreements. First Capital and the Bank shall each use its Best Efforts to obtain a non-compete agreement executed by each of Randall S. Edge and Brian Comstock. In the event that the Bank delivers such non-compete agreements at Closing pursuant to Section 2.11(j), Landmark shall pay all payments due pursuant to the Employment Severance Agreements as set forth on Schedule 5.16.

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Section 5.17         Maintenance of Corporate Existence of First Capital. First Capital shall remain validly existing and in good standing under the laws of the state of Kansas, maintaining at least $1,500,000 in liquid assets for a period of eighteen (18) months after the Closing Date.

Section 5.18         Bank Benefit Plans. The Bank and First Capital will take all appropriate action to facilitate Landmark’s amendment or termination, as of or following the Effective Time, of any Bank Benefit Plan.

Article 6
Landmark’s Covenants

Section 6.1         Regulatory Applications. Landmark shall prepare and submit for filing any and all applications, filings and registrations with, and notifications to, all Regulatory Authorities required on the part of Landmark or any stockholder or Affiliate of Landmark for the Merger to be consummated at the Closing. The non-confidential portions of such applications will be submitted to the Bank in draft form prior to filing for the Bank’s review and comment and filed by Landmark without delay following the Bank’s review of such applications; provided, however, that in no event will such applications be filed later than forty (40) days from the Agreement Date. Thereafter, Landmark shall pursue all such applications, filings, registrations and notifications diligently and in good faith and shall file such supplements, amendments and additional information in connection therewith as may be reasonably necessary for the Merger to be consummated at the Closing. Landmark shall deliver to the Bank evidence of the filing of and copies of each and all of such applications, filings, registrations and notifications (except for any confidential portions thereof), and any supplement, amendment or item of additional information in connection therewith (except for any confidential portions thereof). Landmark shall also deliver to the Bank a copy of each material notice, order, opinion and other item of correspondence received by Landmark from such federal and state authorities (except for any confidential portions thereof) and shall advise the Bank, at the Bank’s request, of developments and progress with respect to such matters.

Section 6.2         Loan Servicing Agreement. Prior to Closing, Landmark shall enter into a loan servicing agreement with First Capital with terms reasonably acceptable to both Landmark and First Capital, that governs the terms and conditions under which Landmark will service the loans included in the Conveyed Property for the benefit of First Capital after the Closing Date.

Article 7
Covenants of All Parties

Section 7.1         Customer and Employee Relationships. Each of Landmark, the Bank and First Capital agrees that its respective Representatives may jointly:

(a)         participate in meetings or discussions with officers and employees of Landmark, the Bank and First Capital in connection with employment opportunities with Landmark after the Effective Time; and

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(b)         contact Persons having dealings with Landmark, the Bank and First Capital or any of their respective Affiliates for the purpose of informing such Persons of the services to be offered by Landmark after the Effective Time.

Section 7.2         Best Efforts; Cooperation. Each of Landmark, the Bank and First Capital agrees to exercise good faith and use its Best Efforts to satisfy the various covenants and conditions to Closing in this Agreement, and to consummate the Contemplated Transactions as promptly as possible. None of Landmark, the Bank or First Capital will intentionally take or intentionally permit to be taken any action that would be a Breach of the terms or provisions of this Agreement. Between the Agreement Date and the Closing, each of Landmark, the Bank and First Capital will, and will cause all of their respective Affiliates and Representatives to, cooperate with respect to all filings that any party is required by Legal Requirements to make in connection with the Contemplated Transactions.

Section 7.3         Supplemental Indenture. On or prior to the Closing Date, LBI and First Capital shall execute a supplemental indenture relating to the Floating Rate Junior Subordinated Debt Securities due 2036 issued by First Capital to the First Capital (KS) Statutory Trust pursuant to that certain Indenture dated June 22, 2006, pursuant to which LBI shall assume all liabilities outstanding under the Floating Rate Junior Subordinated Debt Securities due 2036 as of the Closing Date.

Section 7.4         Employees and Employee Benefits.

(a)         All individuals employed by the Bank, First Capital or any of their Affiliates immediately prior to the Closing (“Bank Employees”) shall automatically become employees of Landmark as of the Closing for the purposes of any Landmark Benefit Plans. Following the Closing, Landmark shall, or shall cause its Affiliate to, maintain employee benefit plans and compensation opportunities for the benefit of Bank Employees that provide employee benefits and compensation opportunities that, in the aggregate, are substantially similar to the employee benefits and compensation opportunities that are made available to similarly-situated employees of Landmark under the Landmark Benefit Plans; provided, however, that: (i) in no event shall any Bank Employee be eligible to participate in any closed or frozen Landmark Benefit Plan; and (ii) until such time as Landmark shall cause Bank Employees to participate in the Landmark Benefit Plans, a Bank Employee’s continued participation in the Bank Benefit Plans shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the Landmark Benefit Plans may commence at different times with respect to each Landmark Benefit Plan).

(b)         For all purposes (other than purposes of benefit accruals) under the Landmark Benefit Plans providing benefits to the Bank Employees (the “New Plans”), each Bank Employee shall be credited with his or her years of service with the Bank or First Capital and their respective predecessors (including accrued vacation that is reflected in the Bank Financial Statements) to the same extent as such Bank Employee was entitled to credit for such service under any applicable Bank Benefit Plan in which such Bank Employee participated or was eligible to participate immediately prior to the Closing Date; provided, however, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service.

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(c)         As of the Closing, Landmark shall assume all obligations and liabilities of the Bank, First Capital and any of their Affiliates with respect to COBRA continuation coverage for any M&A qualified beneficiaries under Treas. Reg. Section 54.4980B-9 that relate to the execution and delivery of this Agreement and the consummation of the Contemplated Transactions.

Section 7.5         Change in Control. First Capital shall fully and timely pay, perform and discharge, in accordance with their respective terms and all applicable laws, all of the liabilities and obligations with respect to the change in control payments due and payable under the Employment Severance Agreements if the Bank does not deliver the non-compete agreements pursuant to Section 2.11(j).

Article 8
Conditions Precedent to Obligations of Landmark

The obligation of Landmark to consummate the Merger is subject to the satisfaction, or the waiver in writing by Landmark to the extent permitted by applicable law, of the following conditions at or prior to the Closing:

Section 8.1         Prior Regulatory Approval and Other Consents. All filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been made, all approvals and authorizations of all Regulatory Authorities required for consummation of the Merger, including the distribution of the Conveyed Property, shall have been received and shall be in full force and effect, and all applicable waiting periods shall have passed. All other necessary consents and approvals, the absence of which will have a Material Adverse Effect on Landmark’s rights under this Agreement or which result in the termination or loss of any right material to the business of Landmark, have been received by Landmark.

Section 8.2         Representations and Warranties. The representations and warranties of the Bank and First Capital set forth in this Agreement shall have been true and correct in all material respects as of the Agreement Date and shall be true and correct in all material respects on the Closing Date (or such other date(s) as specified, to the extent any representation or warranty speaks as of a specific date) with the same effect as though all such representations and warranties had been made on and as of such date; provided, however, that each of the representations and warranties in this Agreement that contains an express materiality qualification, shall have been true and accurate in all respects as of the Agreement Date, and shall be true and accurate in all respects on the Closing Date (or such other date as specified) as if then made.

Section 8.3         Covenants. Each and all of the covenants and agreements of the Bank and First Capital to be performed or complied with at or prior to the Closing pursuant to this Agreement shall have been duly performed or complied with in all material respects by the Bank and First Capital; provided, however, that each of the covenants in this Agreement that contains an express materiality qualification, shall have been performed or complied with in all respects at or prior to the Closing.

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Section 8.4         No Proceedings or Prohibitions. At the time of the Closing, there shall not be any litigation, investigation, inquiry or Proceeding pending or Threatened in or by any court or agency of any government or by any third party that in the reasonable judgment of the executive officers of Landmark, with the advice of counsel, presents a bona fide claim to restrain, enjoin or prohibit consummation of the Merger or that might result in rescission of the Merger. No preliminary or permanent injunction or other order by any federal or state court that prevents the consummation of the Merger shall have been issued and shall remain in effect.

Section 8.5         No Material Adverse Effect. Between the Agreement Date and the Closing, the Bank and First Capital, taken as a whole shall not have experienced a Material Adverse Effect.

Section 8.6         Deposits. The 30-day average balance of the Core Deposit Accounts shall be no less than $135,000,000.

Section 8.7         Loans. The Included Loans shall have a total aggregate balance of at least $90,000,000, as of the Closing Date.

Section 8.8         Consents and Approvals. Any consents or approvals required to be secured by any party by the terms of this Agreement or otherwise reasonably necessary in the opinion of Landmark to consummate the Merger, including the Stockholder Written Consent, shall have been obtained and shall be reasonably satisfactory to Landmark, and all applicable waiting periods shall have expired.

Section 8.9         Closing Balance Sheet. Five (5) Business Days prior to the scheduled Closing, in connection with the Preliminary Settlement Statement, the Bank shall have delivered to Landmark an estimated balance sheet for the Bank reflecting its good faith estimate of the accounts of the Bank as of the Effective Time (including the accrual of all expenses and income incurred and earned by the Bank prior to and through the date of Closing, and excluding the Conveyed Property and the liabilities to be assumed by First Capital or otherwise discharged by the Bank prior to the Merger). The estimated balance sheet shall be calculated by the Bank’s Chief Financial Officer, in consultation with LBI’s auditors, KPMG LLP. Such estimated balance sheet, as revised to reflect any comments agreed to by Landmark and the Bank, is referred to as the “Closing Balance Sheet.”

Section 8.10         Closing Documents. The Bank shall have tendered for delivery all of the certificates, documents and other items set forth in Section 2.11.

The conditions specified in this Article 8 shall be deemed satisfied or, to the extent not satisfied, waived if the Closing occurs, unless such failure of satisfaction is reserved in a writing executed by Landmark at or prior to the Closing.

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Article 9
Conditions Precedent to Obligations of the Bank and First Capital

The obligation of the Bank and First Capital to consummate the Merger is subject to the satisfaction, or the waiver in writing by the Bank to the extent permitted by applicable law, of the following conditions at or prior to the Closing:

Section 9.1         Prior Regulatory Approval and Other Consents. All filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been made, all approvals and authorizations of all Regulatory Authorities required for consummation of the Merger, including the distribution of the Conveyed Property, shall have been received and shall be in full force and effect, and all applicable waiting periods shall have passed. All other necessary consents and approvals, including the Stockholder Written Consent, the absence of which have a Material Adverse Effect on the Bank’s rights under this Agreement or which result in the termination or loss of any right material to the business of the Bank, have been received by the Bank.

Section 9.2         Representations and Warranties. The representations and warranties of Landmark set forth in this Agreement shall have been true and correct in all material respects as of the Agreement Date and shall be true and correct in all material respects on the Closing Date (or such other date(s) as specified, to the extent any representation or warranty speaks as of a specific date) with the same effect as though all such representations and warranties had been made on and as of such date; provided, however, that each of the representations and warranties in this Agreement that contains an express materiality qualification, shall have been true and accurate in all respects as of the Agreement Date, and shall be true and accurate in all respects on the Closing Date (or such other date as specified) as if then made.

Section 9.3         Covenants. Each and all of the covenants and agreements of Landmark to be performed or complied with at or prior to the Closing pursuant to this Agreement shall have been duly performed or complied with in all material respects by Landmark; provided, however, that each of the covenants in this Agreement that contains an express materiality qualification, shall have been performed or complied with in all respects at or prior to the Closing.

Section 9.4         No Proceedings or Prohibitions. At the time of the Closing, there shall not be any litigation, investigation, inquiry or Proceeding pending or Threatened in or by any court or agency of any government or by any third party, that in the reasonable judgment of the executive officers of the Bank, with the advice of counsel, presents a bona fide claim to restrain, enjoin or prohibit consummation of the Merger or that might result in rescission of the Merger. No preliminary or permanent injunction or other order by any federal or state court that prevents the consummation of the Merger shall have been issued and shall remain in effect.

Section 9.5         Problem Asset Caps. The aggregate amount of the Book Value of Excluded Loans and OREO constituting Conveyed Property shall not exceed $17,500,000.

Section 9.6         Closing Documents. Landmark shall have tendered for delivery all of the certificates, documents and other items set forth in Section 2.10.

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The conditions specified in this Article 9 shall be deemed satisfied or, to the extent not satisfied, waived if the Closing occurs, unless such failure of satisfaction is reserved in a writing executed by the Bank or First Capital at or prior to the Closing.

Article 10
Termination

Section 10.1         Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a)         by mutual written consent of Landmark and the Bank;

(b)         by Landmark if: (i) any of the conditions in Article 8 of this Agreement has not been satisfied as of the Termination Date, or if satisfaction of such a condition is or becomes impossible on or before the Termination Date (other than through the failure of Landmark to comply with its obligations under this Agreement); and (ii) Landmark has not waived such condition on or before the Closing Date;

(c)         by the Bank if: (i) any of the conditions in Article 9 of this Agreement has not been satisfied as of the Termination Date, or if satisfaction of such a condition is or becomes impossible on or before the Termination Date (other than through the failure of the Bank to comply with its obligations under this Agreement); and (ii) the Bank has not waived such condition on or before the Closing Date; and

(d)         by either party after the Termination Date, in the event the Merger has not been consummated by such date (provided that the terminating party is not then in Breach of any representation, warranty, covenant or other agreement contained herein).

Section 10.2         Effect of Termination. The termination of this Agreement shall have the following effects:

(a)         The provisions contained in Section 12.6 shall survive the termination of this Agreement.

(b)         The termination of this Agreement pursuant to Section 10.1 shall not release any party hereto from any liability or obligation to the other party hereto arising from (i) an intentional Breach of any provision of this Agreement occurring prior to the termination hereof or (ii) the failure of timely satisfaction of conditions precedent to the obligations of a party to the extent that such failure of timely satisfaction is attributable to the actions or inactions of such party.

(c)         Landmark shall destroy, immediately after any termination, all confidential information concerning the Bank and its Affiliates in Landmark’s or its Affiliates’ possession.

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Article 11
Indemnification

Section 11.1         Indemnification by First Capital and the Bank. Following the Closing Date, First Capital and the Bank shall jointly and severally indemnify Landmark against, and hold Landmark harmless from: (a) any liability or obligation of any nature and any loss, damage, cost or expense (including reasonable attorneys’ fees and costs and expenses of litigation) that is incurred or suffered by Landmark and that (i) is based upon or pertains to the operation of the Bank by the Bank prior to the Effective Time (excluding any liability or obligation of any nature pertaining to the Merger), or (ii) arises from any Breach of the Bank’s covenants and obligations or any inaccuracy of any representation set forth in this Agreement; and (b) any liability or obligation of any nature and any loss, damage, cost or expense (including reasonable attorneys’ fees and costs and expenses of litigation) that is incurred or suffered by Landmark and that is based upon or pertains to the Conveyed Property.

Section 11.2         Indemnification by Landmark. Following the Closing Date, Landmark agrees to indemnify First Capital and the Bank against, and hold First Capital and the Bank harmless from any liability or obligation of any nature and any loss, damage, cost or expense (including reasonable attorneys’ fees and costs and expenses of litigation) that is incurred or suffered by First Capital or the Bank and that: (a) is based upon or pertains to the operation of the Resulting Bank by Landmark after the Effective Time (excluding any liability or obligation of any nature pertaining to the Merger), including any failure by Landmark to fulfill the liabilities and obligations associated with the assets and assumed by Landmark in the Merger; or (b) arises from any Breach of Landmark’s covenants and obligations or any inaccuracy of any representation set forth in this Agreement.

Section 11.3         Claims. Any claim for indemnification under this Article 11 must be asserted within eighteen (18) months following the Closing Date, and if not asserted within that period the right to assert the claim will lapse. No party shall make any claim for indemnification of losses that are less than $50,000 (the “Threshold Amount”); provided, however, that if the aggregate of all claims for losses by a party equals or exceeds the Threshold Amount, then such party shall be entitled to recover for losses in the full amount of all claims. The aggregate maximum amount of all losses that may be claimed for indemnification by a party with respect to the failure of the other party’s representations or warranties contained in this Agreement to be true and correct shall not exceed $1,500,000 (except that this limitation on damages shall not apply to the representations or warranties set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.5, the first sentence of Section 3.9, Section 3.11, Section 3.15, Section 3.31, Section 4.1, Section 4.2 and Section 4.3,each of which shall have no limitation).

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Section 11.4         Third-Party Claims. In the event any action, suit or other Proceeding shall be commenced or a claim shall be made against either party as to which such party may assert a right of indemnification under this Article 11 (each, an “Indemnified Party”), such Indemnified Party shall give prompt written notice thereof to each person obligated to indemnify the Indemnified Party under this Article 11 (each, an “Indemnifying Party”), and such Indemnifying Party shall be entitled to control the defense thereof, including employment, at such Indemnifying Party’s expense, of counsel reasonably satisfactory to the Indemnified Party; provided, however, that if the Indemnifying Party controls the defense of any such action, suit or other Proceeding (a) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party’s consent unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, and (b) the Indemnified Party will have no liability with respect to any compromise or settlement of such claims effected without its consent. In the event the Indemnifying Party does not elect to control the defense of any claim within twenty (20) Business Days of the notice thereof from the Indemnified Party, the Indemnified Party may contest, or upon prior approval of the Indemnifying Party, settle any claim or liability that, if established, would be subject to indemnification hereunder and, in such event, all reasonable legal fees, disbursements and other costs and expenses of such contest or settlement shall also be an item of indemnification hereunder.

Section 11.5         Survival. Except as waived in accordance with the terms of this Agreement, any provision of this Agreement that imposes an obligation or restriction, or confers a right or benefit, the observance, performance, or exercise of which may or must occur after the Closing Date, shall survive the Closing Date. Notwithstanding the foregoing, the representations and warranties contained in this Agreement shall survive for a period of eighteen (18) months following the Closing Date.

Article 12
Miscellaneous

Section 12.1         Entire Agreement. This Agreement, the Exhibits and Schedules hereto, the Confidentiality Agreement, and the instruments, agreements, certificates and documents contemplated hereby supersede all other prior or contemporaneous understandings, commitments, representations, negotiations, discussions and agreements, whether oral or written or express or implied, between the parties hereto relating to the matters contemplated hereby, and constitute the entire agreement between the parties hereto relating to the Merger.

Section 12.2         Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither party may assign this Agreement without the prior written consent of the other party.

Section 12.3         Amendment and Modification. The parties hereto may amend, modify or supplement this Agreement only by an agreement in writing executed by the Bank, First Capital, Landmark and LBI.

Section 12.4         Waiver or Extension. Either party hereto may by an instrument in writing waive the performance by the other of any of the covenants or agreements to be performed by such other party under this Agreement; provided, however, that neither party may waive the requirement for obtaining the regulatory approvals required hereunder. The failure of either party hereto at any time to insist upon the strict performance of any covenant, agreement or provision of this Agreement shall not be construed as a waiver or relinquishment of the right to insist upon strict performance of such covenant, agreement or provision at a future time. The waiver by any party hereto of a Breach of or noncompliance with any provision of this Agreement shall not operate or be construed as a continuing waiver or a waiver of any other or subsequent Breach or noncompliance hereunder.

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Section 12.5         Payment of Expenses. Except as otherwise expressly provided in this Agreement, each party hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the Merger.

Section 12.6         Confidentiality; Press Releases. Each of Landmark and the Bank shall, and shall cause its directors, officers, employees, agents and Representatives to, hold in strict confidence and not disclose to any other person or entity without the prior written consent of the other the terms of this Agreement, except as may be otherwise provided herein or as required by law. Landmark and the Bank agree that neither shall issue any news or press release nor provide information to any reporter or the media regarding this Agreement or the Merger, except as is required by applicable law and pursuant to generally accepted standards of a public reporting company, without obtaining the prior approval of the other party. IN ADDITION TO THE FOREGOING, THE BANK AND LANDMARK ARE PARTIES TO A SEPARATE CONFIDENTIALITY AGREEMENT DATED AS OF FEBRUARY 18, 2013, RELATING TO THE MERGER, WHICH SHALL REMAIN BINDING UPON THE PARTIES AND IN FULL FORCE AND EFFECT IN ACCORDANCE WITH ITS TERMS (THE “CONFIDENTIALITY AGREEMENT”). Upon the termination of this Agreement, Landmark and the Bank shall, and shall cause each of their respective Affiliates and Representatives to, promptly return all documents and work papers containing, and all copies of, any confidential information (so required to be treated as confidential) received from or on behalf of the other party in connection with the Merger. The covenants of Landmark and the Bank contained in this Section 12.6 shall survive any termination of this Agreement.

Section 12.7         Notices. All notices, requests and other communications hereunder shall be in writing (which shall include e-mail communication) and shall be deemed to have been duly given (a) when delivered by hand and receipted for, (b) five (5) days after having been sent by certified United States Mail, return receipt requested, first class postage pre-paid, (c) when delivered by receipted overnight delivery service or (d) when delivered by e-mail if such e-mail is confirmed immediately thereafter by also mailing a copy of such notice, request or other communication by certified United States Mail, return receipt requested, first class postage pre-paid, in each case as follows:

If to the Bank to:	Citizens Bank, National Association
200 South Main Street
Fort Scott, Kansas 66701
Attention: H. Dean Mann
E-mail: deanmann@citizensbankna.com

If to First Capital to:	First Capital Corporation
200 South Main Street
Fort Scott, Kansas 66701
Attention: H. Dean Mann
E-mail: deanmann@citizensbankna.com

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with a copy to:	Stinson Morrison Hecker LLP
1201 Walnut Street, Suite 2900
Kansas City, Missouri 64106
Attention: C. Robert Monroe
E-mail: bmonroe@stinson.com

If to Landmark to:	Landmark National Bank
701 Poyntz Avenue
Manhattan, Kansas 66502
Attention: Patrick L. Alexander
E-mail: PAlexander@banklandmark.com

If to LBI to:	Landmark Bancorp, Inc.
701 Poyntz Avenue
Manhattan, Kansas 66502
Attention: Patrick L. Alexander
E-mail: PAlexander@banklandmark.com

with a copy to:	Barack Ferrazzano Kirschbaum & Nagelberg LLP
200 W. Madison Street, Suite 3900
Chicago, Illinois 60606
Attention: Robert M. Fleetwood, Esq.
E-mail: robert.fleetwood@bfkn.com

or such substituted address or person as either party has given to the other in writing.

Section 12.8         Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same agreement.

Section 12.9         Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Kansas to the extent that federal law does not control.

Section 12.10         Severability. In case any one or more of the provisions (or any portion thereof) contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions (or portion thereof) had never been contained herein.

Section 12.11         No Third-Party Rights. Nothing in this Agreement, expressed or implied, is intended to confer upon any person or entity, other than the parties hereto, or their respective permitted successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

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Section 12.12         Construction. This Agreement is the product of negotiation by both parties hereto and shall be deemed to have been drafted by both parties hereto. This Agreement shall be construed in accordance with the fair meaning of its provisions and its language shall not be strictly construed against, nor shall ambiguities be resolved against, either party.

Section 12.13         Schedules and Exhibits. The Schedules and Exhibits attached hereto are incorporated into and made a part of this Agreement.

Section 12.14         Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent Breaches, or threatened Breaches, of this Agreement and to enforce specifically the terms and provisions hereof, without the need to post bond or other security, in addition to any other remedy to which they are entitled at law or in equity.

[Signature page follows]

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In Witness Whereof, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first written above.

LANDMARK NATIONAL BANK

By:	/s/ Patrick L. Alexander
Name:	Patrick L. Alexander
Title:	Chairman and Chief Executive Officer

LANDMARK BANCORP, INC.

By:	/s/ Patrick L. Alexander
Name:	Patrick L. Alexander
Title:	Chairman and Chief Executive Officer

CITIZENS BANK, NATIONAL ASSOCIATION

By:	/s/ H. Dean Mann
Name:	H. Dean Mann
Title:	Chairman

FIRST CAPITAL CORPORATION

By:	/s/ H. Dean Mann
Name:	H. Dean Mann
Title:	Chairman and Chief Executive Officer

Signature Page to Agreement and Plan of Merger